     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996.


                                                       REGISTRATION NO. 333-4608
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  OAKLEY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         WASHINGTON                      3851                   95-3194947
(State or Other Jurisdiction       (Primary Standard           (IRS Employer
             of                       Industrial              Identification
      Incorporation or           Classifications Code             Number)
       Organization)                    Number)

                                   10 HOLLAND
                            IRVINE, CALIFORNIA 92718
                                 (714) 951-0991
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                R. LINK NEWCOMB
                                  OAKLEY, INC.
                                   10 HOLLAND
                            IRVINE, CALIFORNIA 92718
                                 (714) 951-0991
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                           --------------------------

                                   COPIES TO:

           JEROME L. COBEN, ESQ.                      REBECCA L. PRENTICE, ESQ.
          JEFFREY H. COHEN, ESQ.                         SHEARMAN & STERLING
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM               777 SOUTH FIGUEROA STREET
          300 SOUTH GRAND AVENUE                             34TH FLOOR
                SUITE 3400                          LOS ANGELES, CALIFORNIA 90017
       LOS ANGELES, CALIFORNIA 90071

                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  OAKLEY, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM
 NUMBER                           ITEM                                        LOCATION IN PROSPECTUS
- ---------  --------------------------------------------------  ----------------------------------------------------
    1.     Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Facing Page; Cross-Reference Sheet; Outside Front
                                                                Cover Page of Prospectus
    2.     Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Prospectus; Table of
                                                                Contents; Outside Back Cover Page of Prospectus
    3.     Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors; Selected Financial
                                                                Data
    4.     Use of Proceeds...................................  Prospectus Summary; Use of Proceeds; Corporate
                                                                History and Reorganization
    5.     Determination of Offering Price...................  Underwriting
    6.     Dilution..........................................  Not Applicable
    7.     Selling Security Holders..........................  Principal and Selling Shareholders; Management;
                                                                Certain Transactions
    8.     Plan of Distribution..............................  Outside Front Cover Page of Prospectus; Underwriting
    9.     Description of Securities to Be Registered........  Outside Front Cover Page of Prospectus; Prospectus
                                                                Summary; Description of Capital Stock
   10.     Interests of Named Experts and Counsel............  Not Applicable
   11.     Information with Respect to Registrant............  Prospectus Summary; The Company; Risk Factors;
                                                                Corporate History and Reorganization; Price Range
                                                                of Common Stock and Dividend Policy;
                                                                Capitalization; Selected Financial Data;
                                                                Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Business;
                                                                Management; Certain Transactions; Principal and
                                                                Selling Shareholders; Shares Eligible for Future
                                                                Sale; Description of Capital Stock; Consolidated
                                                                Financial Statements
   12.     Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities......................................  Not Applicable

                            ------------------------

    This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front and back cover pages and the "Underwriting" section. The U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein has been labeled "Alternate Page for International Prospectus."

    If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, ten copies of each of the prospectuses in the forms in which they are used after the Registration Statement becomes effective will be filed with the Securities and Exchange Commission.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 5, 1996


PROSPECTUS
                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                            ------------------------

    Of the 5,000,000 shares of Common Stock of Oakley, Inc., a Washington corporation (the "Company" or "Oakley"), being offered hereby, 4,000,000 shares are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 1,000,000 shares are being offered in a concurrent international offering outside the United States and Canada by the International Managers (the "International Offering," and together with the U.S. Offering, the "Offerings"). The public offering price, the aggregate underwriting discount per share and the respective percentages of the Common Stock to be sold are identical for each of the Offerings. See "Underwriting."

    All of the shares of Common Stock offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. See "Principal and Selling Shareholders."


    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "OO." On June 4, 1996, the last reported sale price of the Common Stock on the NYSE was $49 1/4 per share.


    SEE "RISK FACTORS" (BEGINNING ON PAGE 6) FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION, NOR HAS  THE
    SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES
     COMMISSION PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                                     PRICE TO            UNDERWRITING            SELLING
                                      PUBLIC             DISCOUNT(1)         SHAREHOLDERS(2)
Per Share....................           $                     $                     $
Total (3)....................           $                     $                     $

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)  Before  deducting  expenses  of  the  Offerings  payable  by  the   Selling
    Shareholders estimated to be $600,000.


(3) The Selling Shareholders have granted to the U.S. Underwriters and the International Managers options, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 600,000 and 150,000 shares of Common Stock, respectively, on the same terms as set forth above, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Selling
    Shareholders will be $         , $         and $         , respectively. See
    "Underwriting."
                            ------------------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about June   , 1996.

                            ------------------------

MERRILL LYNCH & CO.                                               ALEX. BROWN & SONS
                                                                        INCORPORATED

                            ------------------------

                The date of this Prospectus is          , 1996.

                       NARRATIVE DESCRIPTION OF GRAPHICS

INSIDE FRONT AND INSIDE BACK COVER

    Black and white, close-up photographs of the Company's H(2)O goggles (top left), M FRAMES (top right), STRAIGHT JACKETS (bottom left), and ZEROES (bottom right).

PROSPECTUS FRONT AND BACK COVER

    Black and white, scientific photograph depicting magnified partial view of the sun.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Oakley is an innovation-driven designer, manufacturer and distributor of high-performance sunglasses and goggles. The Company's principal strength is its ability to develop eyewear which combines unique styling with patented technology to provide superior optical performance and comfort. As a result of its focus on innovations for sports applications, Oakley believes it has become the established leader in the sports segment of the sunglass market, and its products are worn by a variety of athletes, such as skiers, cyclists, runners, surfers, golfers, tennis and baseball players and motocross riders. In addition, Oakley products have gained a loyal and growing following among consumers in the larger nonsports, or recreational, segment of the sunglass market. The Company believes it can expand its sales in the nonsports segment of the sunglass market by continuing to introduce products that emphasize superior performance. The Company's products currently include five lines of sunglasses (including M FRAMES, ZEROS, WIRES and JACKETS) and three lines of goggles. As derived from industry sources, the Company estimates that in 1994 it held an approximate 13% market share of the $1.2 billion premium segment (over $30 retail) of the U.S. retail sunglass market. For the year ended December 31, 1995, the Company generated net income, on a pro forma basis as described herein, of $39.6 million on net sales of $172.8 million. From 1992 through 1995, the Company's net sales and net income, on a pro forma basis as described herein, have increased at compound annual growth rates of approximately 31.3% and 33.2%, respectively.

    The Company's goal is to become the premier manufacturer of high-performance eyewear in the world. Each element of the Company's operating strategy, from design and manufacturing to marketing and distribution, is designed to control, protect and enhance the Oakley brand image. The Company intends to capitalize on its brand recognition by (i) increasing its presence in the nonsports segment of the sunglass market, (ii) expanding penetration in international markets and
(iii) introducing new products and identifying new applications for existing products and technology within the sports segment of the sunglass market.

    The key components of the Company's operating strategy are to distinguish its products through technological and design innovation and to reinforce the Oakley brand image through creative marketing and selective distribution. The Company believes it has one of the most technologically advanced product development  capabilities  in  the  sunglass  industry.  Using  state-of-the-art technology, including a three-dimensional CAD-CAM system and liquid laser prototyping, Oakley has dramatically shortened its product development cycle and, as a result, is capable of introducing a new product line within four months of its initial concept. In addition to controlling all aspects of product development, the Company also produces components and performs processes in-house that contribute significantly to gross profit margin, provide protection against piracy of the Company's proprietary information and processes, and enable the Company to manufacture products in accordance with its strict quality control standards. When subjected to industrial standard tests for optical quality, as established by the American National Standards Institute ("ANSI"), Oakley's sports-application sunglasses featuring its patented polaric ellipsoid lens geometry (including M FRAMES and ZEROS) have demonstrated superior optical clarity as compared to similar products of its principal competitors.

IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    To promote consumer awareness of its technological and design innovation, the Company has developed an effective marketing approach that features influential athletes and eclectic, informative advertising which combine to enhance the Oakley image of high-performance, technologically advanced eyewear. The Company distributes its products in the United States through approximately 7,100 carefully selected accounts comprised primarily of optical stores, sunglass retailers and specialty sports stores. In an effort to preserve and enhance Oakley's brand image, the Company stopped soliciting new customer accounts in the United States, with limited exceptions, in November 1989. The Company's current level of distribution, with the addition of key niche retailers, is expected to be capable of accommodating expanding sales, while maintaining the discoverability of Oakley products by consumers. This distribution philosophy provides retailers with a degree of exclusivity for Oakley products which has increased brand loyalty, improved retailer margins on Oakley products and encouraged retailers to display Oakley products in prominent shelf space and make timely payments. In addition, the Company sells its products in over 65 countries outside the United States. In 1995, international sales accounted for approximately 33.3% of the Company's total net sales.

    Oakley, Inc. is a Washington corporation formed in March 1994 to succeed to the assets and liabilities of Oakley, Inc., a California corporation, which commenced operations in 1977 and began to sell sunglasses in 1984. The Company's Interplanetary Headquarters are located at 10 Holland, Irvine, California 92718; its telephone number is (714) 951-0991.

                                 THE OFFERINGS

Common Stock offered hereby
 (1)............................  5,000,000 shares
Common Stock to be outstanding
 before and after the
 Offerings......................  35,700,000 shares (2)
Use of proceeds.................  The  Company  will  not  receive  any  proceeds  from  the
                                  Offerings.
Listing.........................  The Common Stock is  listed on the  NYSE under the  symbol
                                  "OO."

- ------------------------

(1) Of the 5,000,000 shares of Common Stock to be sold in the Offerings, 4,000,000 shares are being offered in the United States and Canada by the U.S. Underwriters and 1,000,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Managers.

(2) Excludes approximately 630,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's 1995 stock incentive plan (the "1995 Stock Incentive Plan"). Substantially all of such options have an exercise price per share of $23.00, the price per share in the Company's initial public offering. Options for less than 4,000 of such shares are exercisable prior to August 1996. See "Management -- Incentive and Bonus Plans."

                           --------------------------

    Unless otherwise noted, all Common Stock share amounts, per share data and other information set forth in this Prospectus (i) have been adjusted to reflect a 3,240 for 1 stock split, which was effected on August 1, 1995 and (ii) assume that the Underwriters' over-allotment option has not been exercised. Unless the context requires otherwise, the "Company" or "Oakley," as used in this Prospectus, means Oakley, Inc. and its subsidiaries, including Oakley Europe, Sarl ("Oakley Europe"). See "Corporate History and Reorganization."

    M FRAME-REGISTERED TRADEMARK-, MUMBO-REGISTERED TRADEMARK-,
BLADES-REGISTERED TRADEMARK-, ZEROS-TM-, SUB ZEROS-TM-,
FROGSKINS-REGISTERED TRADEMARK-, EYE JACKETS-TM-, T WIRE-TM-,
EYESHADES-REGISTERED TRADEMARK-, PLUTONITE-REGISTERED TRADEMARK- , IRIDIUM-REGISTERED TRADEMARK-, RAZOR BLADES-REGISTERED TRADEMARK-, HAMMERS-REGISTERED TRADEMARK-, UNOBTANIUM-REGISTERED TRADEMARK-,
HEATER-REGISTERED TRADEMARK-, SWEEP-REGISTERED TRADEMARK-,
STRIKE-REGISTERED TRADEMARK-, HYBRID-REGISTERED TRADEMARK-, FACTORY PILOT-REGISTERED TRADEMARK-, VIRGIN SERILIUM-REGISTERED TRADEMARK-, OAKLEY-REGISTERED TRADEMARK-, THERMONUCLEAR PROTECTION-REGISTERED TRADEMARK-, FULL METAL JACKETS-TM-, O-MATTER-TM-, O-FRAME-TM-, PRO-FRAME-TM-, E-FRAME-TM-, L-FRAME-TM- and H2O-TM- are included among the Company's trademarks.

                             SUMMARY FINANCIAL DATA

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1991       1992       1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales................................  $  66,319  $  76,390  $  92,714  $ 123,952  $ 172,752  $  36,615  $  48,706
  Gross profit.............................     46,563     56,806     65,047     88,238    122,457     25,259     34,064
  Operating income.........................     12,310     15,010     13,707     14,026     53,270      6,436     17,653
  Income before provision for income
   taxes...................................     12,501     15,184     13,638     13,794     52,997      6,406     17,842
  Net income...............................     12,175     14,730     13,330     13,535     45,167      6,136     10,973
SUPPLEMENTAL INCOME STATEMENT DATA (1):
  Income before provision for income
   taxes...................................     12,501     15,184     13,638     13,794     52,997      6,406
  Provision for income taxes...............      5,012      6,065      5,476      5,539     20,854      2,575
                                             ---------  ---------  ---------  ---------  ---------  ---------
  Net income...............................  $   7,489  $   9,119  $   8,162  $   8,255  $  32,143  $   3,831
                                             ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------
  Net income per common and common
   equivalent share........................                                              $     .95(2)
                                                                                         ---------
                                                                                         ---------
  Weighted average common and common
   equivalent shares.......................                                                 33,770(2)
                                                                                         ---------
                                                                                         ---------
PRO FORMA AND ACTUAL INCOME STATEMENT DATA
 (3):
  Income before provision for income
   taxes...................................                                              $  65,298  $  13,773  $  17,842
  Provision for income taxes...............                                                 25,694      5,507      6,869
                                                                                         ---------  ---------  ---------
  Net income...............................                                              $  39,604  $   8,266  $  10,973
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
  Net income per common and common
   equivalent share........................                                              $    1.17(2)          $     .31
                                                                                         ---------             ---------
                                                                                         ---------             ---------
  Weighted average common and common
   equivalent shares.......................                                                 33,770(2)             35,916
                                                                                         ---------             ---------
                                                                                         ---------             ---------

                                                                                                AT MARCH 31, 1996
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.............................................................................      $   47,141
  Total assets................................................................................         116,870
  Total debt..................................................................................          --
  Shareholders' equity........................................................................          92,742

- ------------------------------
(1) The Company was an S corporation for Federal and state income tax purposes prior to the Company's initial public offering in August 1995. Amounts reflect adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation for all periods prior to its initial public offering.

(2) References to shares are to shares of Oakley, Inc. Amounts reflect the effects of the assumed issuance of 11,435 shares of Common Stock at $23.00 per share (the price per share in the Company's initial public offering) to generate sufficient cash to pay the balance at December 31, 1995 of the notes representing the amounts payable to shareholders for previously earned and undistributed taxable S corporation earnings prior to the Company's conversion to C corporation status (the "S Distribution Notes"). See "Corporate History and Reorganization." See Note 1 to the Consolidated Financial Statements for additional information concerning the calculation of net income per common and common equivalent share.

(3) For additional pro forma income statement data for 1993, 1994, 1995 and the three months ended March 31, 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For periods prior to the Company's initial public offering in August 1995, amounts reflect pro forma adjustments for (i) the elimination of bonuses paid to the two principal executive officers in excess of $2.0 million per year, the bonuses estimated in August 1995 to be payable to the two principal executive officers, (ii) the elimination of depreciation expense of $1.7 million for the year ended December 31, 1995 associated with aircraft owned by the Company which were distributed to the principal shareholders in August 1995, (iii) the elimination of the gain on the disposition of the aircraft distributed to the two principal shareholders as part of the S Corporation Distribution (as defined herein) and (iv) Federal and state income taxes as if the Company had been taxed as a C corporation for all periods prior to the Company's initial public offering. Income statement data for the three months ended March 31, 1996 reflects historical operating results. See "Management -- Incentive and Bonus Plans," "Certain Transactions," "Corporate History and Reorganization" and "Selected Financial Data."

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS SECTION INCLUDES FORWARD-LOOKING INFORMATION, INCLUDING THAT RELATING TO PRODUCT DEVELOPMENT AND INTRODUCTIONS. OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED WERE ALSO INVOLVED IN PREPARING SUCH FORWARD-LOOKING INFORMATION.

DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS

    The Company's historical success is attributable, in part, to its introduction of products which are perceived to represent an improvement in performance over products available in the market. The Company's future success will depend, in part, upon its continued ability to develop and introduce such innovative products, and there can be no assurance of the Company's ability to do so. In 1996, the Company intends to introduce several sunglass line extensions and at least one new line of sunglasses, the X METALS. Although the Company anticipates that it will introduce this new line in late 1996, delays have been experienced in the past, and may be anticipated in the future, due to the complexity of developing both the design and the manufacturing process. The success of any product line, including the X METAL line, is dependent upon various factors, including product demand, production capacity and the availability of raw materials and critical manufacturing equipment. The uncertainty associated with all the above factors, and any change in such factors from the Company's expectations, could result in cost increases, delays or cancellation of such new products and may also cause actual results to differ materially from those projected.

    Innovative designs are often not successful, and successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. The Company continues to introduce products which, while technologically advanced and innovative in design, are targeted more toward the nonsports, or recreational, segment of the market. These products, which are more fashion-oriented, may have shorter life cycles than the Company's sports-related sunglasses, which would require the Company to introduce new products more frequently. In addition, competitors often follow the Company's introduction of successful products with similar product offerings. Although the Company seeks to protect its products through patents and other proprietary rights, there can be no assurance that such protection will prevent competitors from offering similar products. As a result of these and other factors, there can be no assurance that the Company will successfully maintain or increase its market share.

SUSCEPTIBILITY TO CHANGING CONSUMER PREFERENCES

    The eyewear industry is subject to changing consumer preferences. The Company's recreational sunglasses are likely to be more susceptible to fashion trends than Oakley's products targeted to the sports segment. Shifts in consumer preferences may adversely affect companies that misjudge such preferences. If the Company misjudges the market for a particular product, the Company's sales may be adversely affected and it may be faced with excess inventory and underutilized manufacturing capacity. While the Company has a limited ability to modify slow-moving models to satisfy consumer preferences and otherwise utilize excess inventory and manufacturing capacity, the Company cannot ensure that any such actions will be sufficient to redress a market misjudgment. Accordingly, a market misjudgment could adversely affect the Company's results of operations and financial condition.

COMPETITION

    Within various niches of the sports segment of the nonprescription eyewear market, the Company competes with mostly smaller sunglass and goggle companies and a limited number of larger competitors. In order to retain its market share, the Company must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The purchasing decisions of athletes, sports enthusiasts and recreational wearers with respect to high performance eyewear often reflect highly subjective preferences which can be influenced by many factors, including advertising, media, product endorsements, product improvements and changing styles. The Company could therefore face competition from existing or new competitors that introduce and promote eyewear which is perceived by consumers to offer performance advantages over, or greater aesthetic appeal than, Oakley products. These competitors could include established branded consumer products companies that have greater financial and other resources than the Company.

    Oakley also competes in the broader, recreational segment of the nonprescription eyewear market. This segment is fragmented and highly competitive and is generally more fashion-oriented. A number of established companies compete in this wider market, several of which have greater financial and other resources than Oakley. In certain geographic markets, certain of Oakley's competitors have achieved greater brand awareness among consumers than Oakley. See "Business -- Competition."

DEPENDENCE UPON KEY PERSONNEL

    The operations of the Company depend to a great extent on the efforts of its senior management, particularly Mr. Jim Jannard, Chairman of the Board and President, and Mr. Mike Parnell, Chief Executive Officer. Although Messrs. Jannard and Parnell have entered into employment agreements with the Company, the extended loss of the services of one or both of these individuals could have a material adverse effect on the Company's operations. See "Management -- Employment Agreements."

RISKS ASSOCIATED WITH SIGNIFICANT GROWTH

    The Company has experienced significant growth which has placed, and could continue to place, a significant strain on its employees and operations. To manage growth effectively, the Company will be required to continue to implement changes in aspects of its business, expand its information systems and operations to respond to growth in demand and develop, train and manage an increasing number of management-level and other employees. If management is unable to anticipate or manage growth effectively, the Company's operating results could be materially adversely affected.

RELIANCE ON SINGLE SOURCES OF SUPPLIES

    The Company relies on a single source for the supply of several components, including the uncoated lens blanks from which substantially all of its sunglass lenses are cut. The effect of the loss of any of such sources or of a disruption in their business will depend primarily upon the length of time necessary to find a suitable alternative source, which the Company believes, in most instances, will be relatively short. The loss of the source for lens blanks, however, or any disruption in such source's business or failure by it to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials and could have a material adverse effect on the Company's results of operations. There can be no assurance that precautions taken by the Company will be adequate or that an alternative source of supply can be located or developed in a timely manner. See "Business -- Manufacturing."

PROTECTION OF PROPRIETARY RIGHTS

    Oakley relies in part on patent, trade secret, unfair competition, trade dress, trademark and copyright law to protect its rights to certain aspects of its products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks, all of which the Company believes are important to the success of its products and its competitive position. There can be no assurance that any pending trademark or patent application will result in the issuance of a registered trademark or patent, or that any trademark or patent granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by the Company to protect its proprietary rights will be adequate to prevent imitation of its products, that the Company's proprietary information will not become known to competitors, that the Company can meaningfully protect its rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on the Company's intellectual property rights. No assurance can be given that others will not assert rights in, and ownership of, the patents and other proprietary rights of the Company. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. In mid-1995, the Company received a letter from an individual owner of a United States patent, issued in late 1991, which he claims covers a production process utilized by the Company for a portion of its products. On the basis of the Company's investigation completed to date and discussions with the owner of such patent, the Company believes that it could, if necessary, acquire or license the patent, or take other steps to resolve the matter, without a material adverse effect on the Company. Many of the Company's products on which the claim is based have been discontinued. See "Business -- Intellectual Property."

    Consistent with the Company's strategy of vigorously defending its intellectual property rights, Oakley devotes substantial resources (including time and attention by its executive officers) to the enforcement of patents issued and trademarks granted to the Company, to the protection of trade secrets, trade dress or other intellectual property rights owned by the Company and to the determination of the scope or validity of the proprietary rights of others that might be asserted against the Company. A substantial increase in the level of potentially infringing activities by others could require the Company to increase significantly the resources devoted to such efforts. In addition, an adverse determination in litigation could subject the Company to the loss of its rights to a particular patent, trademark, copyright or trade secret, could require the Company to grant licenses to third parties, could prevent the Company from manufacturing, selling or using certain aspects of its products or could subject the Company to substantial liability, any of which could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON CERTAIN CUSTOMERS

    During 1994 and 1995, sales before discounts to the Company's ten largest customers (which included seven international distributors during 1995) accounted for approximately 48.6% and 46.3%, respectively of the Company's sales before discounts. Sales before discounts to Sunglass Hut International, Inc. ("Sunglass Hut"), a sunglass specialty retail chain (including sales to Sunsations, another sunglass retailer which was acquired by Sunglass Hut in July
1995), accounted for approximately 30.0% and 32.1% of the Company's sales before discounts for 1994 and 1995, respectively. Such sales to Sunglass Hut do not include sales to Sunglass Hut locations outside the United States that are made by the Company's independent international distributors. At December 31, 1995, approximately 240 of the 1,700 Sunglass Hut locations were serviced by Oakley's independent distributors. The Company does not have any minimum purchase agreements with Sunglass Hut. A substantial decline in purchases of the Company's products by Sunglass Hut could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON ENDORSEMENT CONTRACTS

    A key element of Oakley's marketing strategy has been to establish contacts with, and obtain endorsements from, prominent athletes and public personalities. These endorsement contracts generally have two-to four-year terms. The Company also furnishes its products at a reduced cost or without charge to selected athletes and personalities who wear Oakley glasses without any formal arrangement. There can be no assurance that any of these relationships with athletes and personalities will continue, that such contracts will be renewed or that the Company will be able to attract new athletes to wear or endorse its products. If Oakley were unable in the future to arrange endorsements of its products by athletes and/or public personalities on terms it deems reasonable, it would be required to modify its marketing plans and could be forced to rely more heavily on other forms of advertising and promotion, which might not prove to be as effective as endorsements. See "Business -- Sales and Marketing" and "Certain Transactions."

RISKS RELATING TO INTERNATIONAL SALES

    Sales outside the United States accounted for approximately 26.9%, 33.3% and 37.4% of the Company's net sales for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, respectively. While the Company expects international sales to continue to account for a significant portion of its sales, there can be no assurance that the Company will be able to maintain or increase its international sales. The Company's international business may be adversely affected by changing economic conditions in foreign countries and fluctuations in currency exchange rates. The Company's international sales are also subject to risks associated with tariff regulations, "local content" laws, political instability and trade restrictions. In addition, there can be no assurance that the Company's brands and products will be as popular in the various countries in which the Company's products are or will be offered as they are in the United States, or that the Company will be successful in preventing competitors from producing products using the same or substantially similar technology for sale outside the United States.

MANUFACTURING CAPACITY CONSTRAINTS

    The Company's capacity to manufacture its products may be constrained by the availability of raw materials, the ability of its suppliers to meet its needs in a timely manner and the Company's internal production capacity. Since mid-1994, the Company has from time to time experienced increased backorders (merchandise remaining unshipped beyond its scheduled shipping date) as a result of the above factors. Significant backorders over a prolonged period could have a damaging effect on customer relations, which in turn could adversely affect the Company's results of operations. In addition, the Company expects to relocate to a new headquarters/manufacturing facility by the end of 1996 or in early 1997. However, there can be no assurance that the Company will be able to meet this schedule or that it will not encounter significant disruptions in its business during the relocation. There can be no assurance that the new facility will operate as effectively as expected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog" and "Business -- Manufacturing."

QUARTERLY FLUCTUATIONS; SEASONALITY

    The Company's business is affected by economic factors and seasonal consumer buying patterns. The Company's quarterly results of operations have fluctuated and may continue to fluctuate as a result of a number of factors, including the timing of the introduction of new products, the mix of product sales and weather patterns. Historically, the Company's sales, in the aggregate, generally have been higher in the period from March to September. In 1994 and 1995, approximately 53.7% and 53.9%, respectively, of the Company's net sales for each year occurred during the second and third quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

UNPREDICTABILITY OF DISCRETIONARY CONSUMER SPENDING

    The success of the Company's business depends to a significant extent upon a number of factors relating to discretionary consumer spending, including general economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation. Any significant decline in such general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending generally, or purchasers of discretionary optical products specifically, could have a material adverse effect on the Company's results of operations.

FUTURE SALES BY PRINCIPAL SHAREHOLDERS; SHARES ELIGIBLE FOR FUTURE SALE

    After the Offerings, Mr. Jannard and a trust (the "Parnell Trust") for the benefit of Mr. Parnell and his immediate family (collectively, the "Principal Shareholders") will beneficially own approximately 48.4% and 5.4%, respectively, of the outstanding Common Stock. Subject to the restrictions set forth below, Mr. Jannard and the Parnell Trust are free to sell such shares and may determine to sell them from time to time to take advantage of favorable market conditions or for any other reason. Future sales of shares of Common Stock by the Company and its shareholders could adversely affect the prevailing market price of the Common Stock. The Company and the Selling Shareholders have entered into lock-up agreements with Merrill Lynch & Co. and Alex. Brown & Sons Incorporated, as representatives of the U.S. Underwriters (the "U.S. Representatives"), and with Merrill Lynch International and Alex. Brown & Sons Incorporated, as representatives of the International Managers (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), pursuant to which the Company and the Selling Shareholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for 180 days following the date of this Prospectus without the consent of the Representatives. Following the Offerings, approximately 19,200,000 shares of Common Stock held by the Principal Shareholders will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Principal Shareholders have rights to demand or participate in future registrations of shares of Common Stock under the Securities Act. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY PRINCIPAL SHAREHOLDER


    Following the consummation of the Offerings, Mr. Jannard will beneficially own approximately 48.4% of the outstanding Common Stock. Consequently, Mr. Jannard will effectively be able to control the

Company and the election of directors and the results of other matters submitted to a vote of shareholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders."

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the shares of Common Stock may continue to be volatile. Factors such as business performance, news announcements or changes in general market conditions, could have a significant impact on the future price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

                      CORPORATE HISTORY AND REORGANIZATION

    Oakley, Inc. is a Washington corporation founded in March 1994 to succeed to the assets and liabilities of Oakley, Inc., which was organized as a California corporation in 1977 ("Oakley California"). In November 1994, Oakley California was merged with and into the Company. In connection with its initial public offering, the Company completed a reorganization (the "Reorganization") pursuant to which (i) the Company terminated its S corporation status for Federal and state income tax purposes, (ii) the Company distributed to the Principal
Shareholders   all  of   its  and   its  predecessor's   previously  earned  and
undistributed taxable S corporation earnings through the date of the consummation of the Company's initial public offering (the "S Corporation Distribution"), (iii) the Company effected the merger of Buffalo Works, Inc. ("Buffalo") (a company that was engaged in purchasing and reselling to Oakley certain materials for use in the manufacture of Oakley products) with and into the Company, (iv) the Principal Shareholders contributed all of the capital stock of Oakley Europe to the Company without any consideration, (v) the Company effected a 3,240 for 1 stock split of the Common Stock (which was effected on August 1, 1995) and (vi) the Company distributed certain aircraft to the Principal Shareholders as part of the S Corporation Distribution. Buffalo and Oakley Europe were each wholly owned by the Principal Shareholders prior to the Reorganization. In addition, concurrently with the consummation of the initial public offering, the Principal Shareholders contributed to the Company, without any consideration, certain additional assets, which were not material to the Company, for use in connection with the Company's non-Oakley brand business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                                USE OF PROCEEDS

    All shares of Common Stock offered hereby are being sold by the Selling Shareholders. The Company will not receive any proceeds from the Offerings. See "Principal and Selling Shareholders."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock began trading August 10, 1995 on the NYSE upon completion of the Company's initial public offering. The following table sets forth the high and low sales prices for the Common Stock for each quarterly period since such stock began trading, as reported on the New York Stock Exchange Composite
Tape:


                                                                                          HIGH        LOW
                                                                                        ---------  ---------
1995
Third Quarter (from August 10, 1995)..................................................  $  33 7/8  $  26 1/8
Fourth Quarter........................................................................  $  39 1/4  $  27 1/4
1996
First Quarter.........................................................................  $  38 3/4  $      31
Second Quarter (through June 4, 1996).................................................  $  54 3/8  $  34 7/8



    The number of shareholders of record of the Common Stock on March 15, 1996 was 184. On June 4, 1996, the closing sales price for the Common Stock on the NYSE was $49 1/4.


    Since its initial public offering, the Company has not paid a dividend on its Common Stock. The Company has no present intention of declaring or paying any dividends in the foreseeable future and anticipates that any earnings will be retained for use in the operations of the business. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    For certain information regarding distributions made by the Company in 1993, 1994 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996. The sale of the shares of Common Stock offered hereby will not affect the Company's capitalization. The information below should be read in conjunction with the Company's consolidated financial statements and the related notes thereto which are included elsewhere in this Prospectus. See also "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."

                                                                                        MARCH 31, 1996
                                                                                          (UNAUDITED)
                                                                                       -----------------
                                                                                        (IN THOUSANDS,
                                                                                         EXCEPT SHARE
                                                                                             DATA)
Shareholders' equity:
    Preferred Stock, par value $.01 per share: 10,000,000 shares authorized; no
     shares issued...................................................................         --
    Common Stock, par value $.01 per share: 100,000,000 shares authorized, 35,700,000
     shares issued and outstanding (1)...............................................      $     357
    Additional paid-in capital.......................................................         64,429
    Retained earnings................................................................         27,971
    Foreign currency translation adjustment..........................................            (15)
                                                                                             -------
        Total shareholders' equity...................................................         92,742
                                                                                             -------
            Total capitalization.....................................................      $  92,742
                                                                                             -------
                                                                                             -------

- ------------------------
(1) Represents shares authorized and issued by Oakley, Inc., but does not include approximately 630,000 shares of Common Stock issuable upon exercise of options granted under the 1995 Stock Incentive Plan. See "Management -- Incentive and Bonus Plans."

                            SELECTED FINANCIAL DATA
    The selected financial data set forth below have been derived from the financial statements of the Company and the related notes thereto. Each of the periods shown below includes the operations of Oakley, Inc. and Oakley Europe, and all periods subsequent to 1992 include the operations of Buffalo (which was organized in September 1993). The income statement data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors and which are contained elsewhere in this Prospectus. The income statement data for each of the years in the two-year period ended December 31, 1992, and the balance sheet data at December 31, 1991, 1992 and 1993, are derived from audited combined financial statements of the Company that are not contained herein. See "Experts." Financial data for the three-month periods ended March 31, 1995 and 1996 and at March 31, 1996 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality." The selected pro forma income statement data for the year ended December 31, 1995 and the three months ended March 31, 1995 as set forth below is for informational purposes only and may not necessarily be indicative of the results of operations of the Company as they may be in the future. The following selected financial data should be read in conjunction with the Company's combined financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus.

                                                                                                               THREE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1991       1992       1993       1994       1995       1995       1996
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..........................................  $  66,319  $  76,390  $  92,714  $ 123,952  $ 172,752  $  36,615  $  48,706
  Cost of goods sold.................................     19,756     19,584     27,667     35,714     50,295     11,356     14,642
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................................     46,563     56,806     65,047     88,238    122,457     25,259     34,064
  Operating expenses:
    Research and development.........................     12,144     12,904     15,455     25,529     16,774      6,660        949
    Selling..........................................     14,513     19,812     21,750     30,815     36,776      7,470     10,091
    Shipping and warehousing.........................      1,504      2,339      2,334      3,187      4,678      1,001      1,423
    General and administrative.......................      6,092      6,741     11,801     14,681     15,753      3,692      3,948
    Gain on disposition of property and equipment....     --         --         --         --         (4,794)    --         --
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.......................     34,253     41,796     51,340     74,212     69,187     18,823     16,411
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income...................................     12,310     15,010     13,707     14,026     53,270      6,436     17,653
  Interest expense (income), net.....................       (191)      (174)        69        232        273         30       (189)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before provision for income taxes...........     12,501     15,184     13,638     13,794     52,997      6,406     17,842
  Provision for income taxes (1).....................        326        454        308        259      7,830        270      6,869
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.........................................  $  12,175  $  14,730  $  13,330  $  13,535  $  45,167  $   6,136  $  10,973
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income per common and common equivalent share..                                                                    $     .31
                                                                                                                         ---------
                                                                                                                         ---------
  Weighted average common and common equivalent
   shares............................................                                                                       35,916
                                                                                                                         ---------
                                                                                                                         ---------
SUPPLEMENTAL INCOME STATEMENT DATA (2):
  Income before provision for income taxes...........  $  12,501  $  15,184  $  13,638  $  13,794  $  52,997  $   6,406
  Provision for income taxes.........................      5,012      6,065      5,476      5,539     20,854      2,575
                                                       ---------  ---------  ---------  ---------  ---------  ---------
  Net income.........................................  $   7,489  $   9,119  $   8,162  $   8,255  $  32,143  $   3,831
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------
  Net income per common and common equivalent share..                                              $     .95(3)
                                                                                                   ---------
                                                                                                   ---------
  Weighted average common and common equivalent
   shares............................................                                                 33,770(3)
                                                                                                   ---------
                                                                                                   ---------

                                                                                             THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                          YEAR ENDED       -----------------------
                                                                     DECEMBER 31, 1995(4)    1995(4)       1996
                                                                         (PRO FORMA)       (PRO FORMA)   (ACTUAL)
                                                                     --------------------  -----------  ----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA AND ACTUAL INCOME STATEMENT DATA:
  Net sales........................................................      $    172,752       $  36,615   $   48,706
  Cost of goods sold...............................................            50,295          11,356       14,642
                                                                             --------      -----------  ----------
  Gross profit.....................................................           122,457          25,259       34,064
  Operating expenses:
    Research and development.......................................             3,285             730          949
    Selling........................................................            35,802           7,116       10,091
    Shipping and warehousing.......................................             4,678           1,001        1,423
    General and administrative.....................................            13,121           2,609        3,948
                                                                             --------      -----------  ----------
      Total operating expenses.....................................            56,886          11,456       16,411
                                                                             --------      -----------  ----------
  Operating income.................................................            65,571          13,803       17,653
  Interest expense (income), net...................................               273              30         (189)
                                                                             --------      -----------  ----------
  Income before provision for income taxes.........................            65,298          13,773       17,842
  Provision for income taxes.......................................            25,694           5,507        6,869
                                                                             --------      -----------  ----------
  Net income.......................................................      $     39,604       $   8,266   $   10,973
                                                                             --------      -----------  ----------
                                                                             --------      -----------  ----------
  Net income per common and common equivalent share................      $       1.17(3)                $      .31
                                                                             --------                   ----------
                                                                             --------                   ----------
  Weighted average common and common equivalent shares.............            33,770(3)                    35,916
                                                                             --------                   ----------
                                                                             --------                   ----------

                                                                   AT DECEMBER 31,                     AT MARCH 31,
                                                -----------------------------------------------------  -------------
                                                  1991       1992       1993       1994       1995         1996
                                                ---------  ---------  ---------  ---------  ---------  -------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.............................  $  14,946  $  16,858  $  16,872  $   9,932  $  39,161   $    47,141
  Total assets................................     28,395     49,257     43,592     49,694     97,725       116,870
  Total debt..................................      3,409      7,600      6,339      3,300        263       --
  Shareholders' equity........................     21,117     28,650     32,775     33,133     81,709        92,742

- ------------------------
(1) For periods prior to the Company's conversion to C corporation status, represents California state franchise taxes and foreign taxes accrued by Oakley Europe.

(2) Amounts reflect adjustment for Federal and state income taxes as if the Company had been taxed as a C corporation rather than an S corporation.

(3) References to shares are to shares of Oakley, Inc. Amounts reflect the effects of the assumed issuance of 11,435 shares of common stock at $23.00 per share (the price per share in the Company's initial public offering) to generate sufficient cash to pay the balance of the S Distribution Notes at December 31, 1995. See "Corporate History and Reorganization." See Note 1 to the Consolidated Financial Statements for additional information concerning the calculation of net income per common and common equivalent share.

(4) For additional pro forma income statement data for 1993, 1994, 1995 and the three months ended March 31, 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." For periods prior to the Company's initial public offering in August 1995, amounts reflect pro forma adjustments for (i) the elimination of bonuses paid to the two principal executive officers in excess of $2.0 million per year, the bonuses estimated in August 1995 to be payable to the two principal executive officers, (ii) the elimination of depreciation expense of $1.7 million for the year ended December 31, 1995 associated with aircraft owned by the Company which were distributed to the principal shareholders in August 1995, (iii) the elimination of the gain on the disposition of the aircraft distributed to the two Principal Shareholders and (iv) Federal and state income taxes as if the Company had been taxed as a C corporation for all periods prior to the Company's initial public offering. See "Management -- Incentive and Bonus Plans," "Certain Transactions" and "Corporate History and Reorganization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion includes the operations of Oakley, Inc. and its subsidiaries for each of the periods discussed. This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's consolidated financial statements and the related notes thereto which are included elsewhere in this Prospectus.

GENERAL

    The Company sold its first sunglass in 1984 and has experienced significant growth in net sales and operating income with consistently high operating margins. The Company's net sales have grown from $66.3 million in 1991 to $172.8 million in 1995. The Company attributes its growth primarily to increased brand recognition and the timely introduction of new products and has achieved these increases primarily through increased orders from existing accounts. The Company's annual sales per active U.S. retail location (or "door"), based upon the monthly average number of active doors, increased at a compound annual growth rate of 20.9% from $8,261 during 1993 to $12,084 during 1995. (The monthly average number of doors is based upon the number of active customer accounts at the end of the applicable year plus, in the case of customers with multiple locations, the average number of locations of such customer at the end of each month of such year. Active accounts are those which placed at least one order within the applicable year.) The Company's sales have also benefitted from an expansion of its focus from the sports segment of the sunglass market to include the nonsports segment. Due to Oakley's general practice of not changing the wholesale price of any product in the United States after its introduction, unit price increases have made no material contribution to the Company's sales growth, although changes in product mix have resulted in an increase in the Company's average selling price per unit.

    The life cycle of each of the Company's products is determined, in part, by the level of sales, competitive factors and, particularly in the case of the Company's recreational sunglasses, changes in fashion trends. The Company has, from time to time, intentionally shortened a product's life by introducing a competing new product in the later stages of an older product's life cycle, with the expectation that the new product would cannibalize the sales of the older product until the older product can be strategically withdrawn from the market. In keeping with this strategy, the Company phased out EYESHADES in early 1994 and BLADES and RAZOR BLADES in early 1996. The Company retires products in this manner to preserve its reputation for offering innovative, technologically advanced sunglasses and to maintain a relatively small product line, which the Company believes is strategically desirable. See "Business -- Operating Strategy" and "-- Product Design and Development."

    All of the Company's sunglass lines utilize one of two lens geometries: toroidal (polaric ellipsoid) and spherical. The toroidal lenses, which are used in the Company's M FRAMES and ZEROS, provide superior optical clarity and enhanced coverage and, therefore, represent the Company's most advanced technology for demanding sports applications. Spherical lenses are used in the Company's dual-lens sunglasses, the JACKETS, WIRES and FROGSKINS. See "Business
- -- Products."

RESULTS OF OPERATIONS

    The following table sets forth operating results for the periods indicated. Pro forma operating results for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 reflect adjustments to the historical operating results for (i) the elimination of bonuses paid to the two principal executive officers prior to the Company's initial public offering in excess of $2.0 million per year, the bonuses estimated in August 1995 to be payable to the two principal executive officers, (ii) the elimination of all depreciation expense associated with aircraft owned by the Company which were distributed to the Principal Shareholders in August 1995, (iii) the elimination of the gain on the disposition of the aircraft distributed to the two Principal Shareholders and (iv) Federal and state income taxes as if the Company had been taxed as a C corporation for all periods prior to the Company's initial public offering. The amounts for the three months ended March 31, 1996 reflect historical operating results.

                                                                                            THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                MARCH 31,
                                                   -------------------------------------  -----------------------
                                                      1993         1994         1995         1995         1996
                                                   (PRO FORMA)  (PRO FORMA)  (PRO FORMA)  (PRO FORMA)   (ACTUAL)
                                                   -----------  -----------  -----------  -----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
Net sales........................................   $  92,714    $ 123,952    $ 172,752    $  36,615   $   48,706
Cost of goods sold...............................      27,667       35,714       50,295       11,356       14,642
                                                   -----------  -----------  -----------  -----------  ----------
Gross profit.....................................      65,047       88,238      122,457       25,259       34,064
Operating expenses:
  Research and development.......................       2,430        2,881        3,285          730          949
  Selling........................................      20,164       27,707       35,802        7,116       10,091
  Shipping and warehousing.......................       2,334        3,187        4,678        1,001        1,423
  General and administrative.....................       7,975        9,728       13,121        2,609        3,948
                                                   -----------  -----------  -----------  -----------  ----------
    Total operating expenses.....................      32,903       43,503       56,886       11,456       16,411
                                                   -----------  -----------  -----------  -----------  ----------
Operating income.................................      32,144       44,735       65,571       13,803       17,653
Interest expense (income), net...................          69          232          273           30         (189)
                                                   -----------  -----------  -----------  -----------  ----------
Income before provision for income taxes.........      32,075       44,503       65,298       13,773       17,842
Provision for income taxes.......................      12,830       17,870       25,694        5,507        6,869
                                                   -----------  -----------  -----------  -----------  ----------
Net income.......................................   $  19,245    $  26,633    $  39,604    $   8,266   $   10,973
                                                   -----------  -----------  -----------  -----------  ----------
                                                   -----------  -----------  -----------  -----------  ----------

    The following table sets forth operating results (as a percentage of net sales) for the periods indicated:

                                                                                            THREE MONTHS ENDED MARCH
                                                         YEAR ENDED DECEMBER 31,                      31,
                                               -------------------------------------------  ------------------------
                                                   1993           1994           1995          1995         1996
                                                (PRO FORMA)    (PRO FORMA)    (PRO FORMA)   (PRO FORMA)   (ACTUAL)
                                               -------------  -------------  -------------  -----------  -----------
Net sales....................................        100.0%         100.0%         100.0%        100.0%       100.0%
Cost of goods sold...........................         29.8           28.8           29.1          31.0         30.1
                                                     -----          -----          -----    -----------       -----
Gross profit.................................         70.2           71.2           70.9          69.0         69.9
Operating expenses:..........................
  Research and development...................          2.6            2.3            1.9           2.0          2.0
  Selling....................................         21.8           22.4           20.7          19.5         20.7
  Shipping and warehousing...................          2.5            2.6            2.7           2.7          2.9
  General and administrative.................          8.6            7.8            7.6           7.1          8.1
                                                     -----          -----          -----    -----------       -----
    Total operating expenses.................         35.5           35.1           32.9          31.3         33.7
                                                     -----          -----          -----    -----------       -----
Operating income.............................         34.7           36.1           38.0          37.7         36.2
Interest expense (income), net...............          0.1            0.2            0.2           0.1        (0.4)
                                                     -----          -----          -----    -----------       -----
Income before provision for income taxes.....         34.6           35.9           37.8          37.6         36.6
Provision for income taxes...................         13.8           14.4           14.9          15.0         14.1
                                                     -----          -----          -----    -----------       -----
Net income...................................         20.8%          21.5%          22.9%         22.6%        22.5%
                                                     -----          -----          -----    -----------       -----
                                                     -----          -----          -----    -----------       -----

    The Company's sales before discounts for sunglasses were $82.7 million, $110.6 million and $158.2 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $32.9 million and $47.6 million for the three months ended March 31, 1995 and 1996, respectively. Sunglass unit sales were 2,167,966, 2,685,972 and 3,465,817 for the years ended December 31, 1993, 1994 and 1995, respectively, and 718,740 and 990,353 for the three months ended March 31, 1995 and 1996, respectively.

    The Company's products are currently sold in over 65 countries outside the United States. In most of Europe, marketing and distribution is handled directly by the Company's Oakley Europe subsidiary, located near Paris, France, which is staffed by approximately 65 employees who perform sports marketing, advertising, telemarketing, shipping and accounting functions. Oakley Europe has an independent sales force in all major European markets except the United Kingdom, Switzerland and Austria. In 1995, the Company established a subsidiary in Mexico City ("Oakley Mexico") which acquired the Company's exclusive distributor in Mexico and began selling to that market on a direct basis near the end of 1995. In those parts of the world not serviced by Oakley Europe or Oakley Mexico, Oakley's products are sold through distributors with local expertise which sell Oakley products either exclusively or with complementary, noncompeting products. Because the Company sells its products at lower prices in countries in which sales are made through distributors, on a unit basis, international sales represent a higher percentage of total sales than on a dollar volume basis. Approximately 33.3% and 37.4% of the Company's net sales were in international markets in 1995 and the three months ended March 31, 1996, respectively. Sales by Oakley Europe accounted for approximately 11.9% and 15.9% of the Company's net sales in 1995 and the three months ended March 31, 1996, respectively.

    Since mid-1994, the Company's international sales have increased at a significant rate as a result of the Company's increased focus on opportunities in international markets. The following table compares the Company's international and domestic sales for the periods indicated:

                                                                                      THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,             MARCH 31,
                                                 ---------------------------------  ----------------------
                                                   1993        1994        1995        1995        1996
                                                 ---------  ----------  ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Domestic.......................................  $  72,783  $   90,565  $  115,202  $   26,044  $   30,470
International..................................     19,931      33,387      57,550      10,571      18,236
                                                 ---------  ----------  ----------  ----------  ----------
                                                 $  92,714  $  123,952  $  172,752  $   36,615  $   48,706
                                                 ---------  ----------  ----------  ----------  ----------
                                                 ---------  ----------  ----------  ----------  ----------

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    NET SALES. Net sales increased to $48.7 million for the three months ended March 31, 1996 from $36.6 million for the three months ended March 31, 1995, an increase of $12.1 million, or 33.1%. This increase was principally the result of substantially higher sales in the 1996 period for the EYE JACKET sunglasses, sales from TRENCHCOAT sunglasses (introduced in late 1995) and significant sales increases of WIRES. These increases were partially offset by moderate sales decreases in M FRAMES and ZEROS sunglasses and significant sales decreases in FROGSKINS, the Company's most mature product offering. The decline in FROGSKINS sales was attributable in part to a 50% reduction in the number of models offered. The Company's international sales grew 71.7% to $18.2 million, or 37.4% of net sales, in the 1996 period from $10.6 million, or 29.0% of net sales, in the comparable 1995 period. This increase was principally a result of substantially increased sales in the continental European markets in which the Company sells on a direct basis and higher sales to distributors in most of the Company's other foreign markets.

    GROSS PROFIT. Gross profit increased to $34.1 million for the three months ended March 31, 1996 from $25.3 million for the three months ended March 31, 1995, an increase of $8.8 million, or 34.8%. As a percentage of net sales, gross profit increased to 69.9% in the 1996 period from 69.0% in the 1995 period as a result of a lower lens reject rate, a higher average selling price (resulting from a shift in product mix and higher international prices), a reduction in inventory shrinkage, better margins in the Company's direct European operation and greater manufacturing throughput, partially offset by slightly higher prices on raw materials, increases in sales to international distributors at lower margins and higher sales returns and discounts as a percentage of sales.

    OPERATING EXPENSES. Operating expenses decreased to $16.4 million for the three months ended March 31, 1996 from $18.8 million for the three months ended March 31, 1995, a decrease of $2.4 million. This decrease resulted primarily from the reduction in the level of bonuses payable since the Company's initial public offering in August 1995. On a pro forma basis as discussed above, operating expenses increased to $16.4 million in the 1996 period from $11.5 million in the 1995 period, an increase of $4.9 million, or 42.6%. Selling expenses increased $3.0 million in the 1996 period principally as a result of additional personnel in sports marketing, advertising and sales, higher warranty costs and higher depreciation on the Company's store displays, partially offset by, as a percentage of sales, lower sports marketing and advertising expenses, lower trade show expenses and lower professional fees. Warranty expense in 1996 benefited from the initiation in mid-year 1995 of a $9.39 warranty processing charge per unit, which contributed offsetting income of $0.2 million in the 1996 period. Shipping expenses increased $0.4 million in the 1996 period to $1.4 million from $1.0 million in the 1995 period. As a percentage of net sales, shipping expenses increased to 2.9% in the 1996 period from 2.7% in the 1995 period as a result of significantly higher average shipping costs in the Company's direct European operations, partially offset by lower average shipping costs in domestic markets. General and administrative expenses increased $1.3 million in the 1996 period from the 1995 period as the Company added the personnel and infrastructure necessary to respond to its growth, including increased salaries, insurance and other expenses associated with being a public company, partially offset by lower professional fees. In addition, general and administrative expenses increased as a result of a significant investment in management information systems, both in personnel and hardware/software. As a percentage of net sales, general and administrative expenses increased to 8.1% of net sales in the 1996 period from 7.1% in the 1995 period.

    OPERATING INCOME. The Company's operating income grew to $17.7 million for the three months ended March 31, 1996 from $6.4 million for the three months ended March 31, 1995, an increase of $11.3 million. On a pro forma basis as discussed above, operating income increased to $17.7 million for the 1996 period from $13.8 million for the comparable 1995 period, an increase of $3.9 million, or 28.3%. This increase was a result of the Company's net sales growth and an improvement in its gross margin, partially offset by higher operating expenses as a percentage of net sales.

    INTEREST EXPENSE, NET. The Company had interest expense of $3,000 and interest income of $192,000 for the three months ended March 31, 1996, as compared with interest expense of $36,000 and interest income of $6,000 for the comparable 1995 period.

    INCOME TAXES. Prior to August 14, 1995, Oakley, Inc. elected to be treated as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the provisions for income taxes for the periods through August 14, 1995 are computed by applying the California franchise tax rate for S corporations of 1.5% to Oakley, Inc.'s pretax earnings plus the foreign taxes related to Oakley Europe. Effective August 14, 1995, the Company converted to a C corporation and became subject to regular Federal and state income taxes on an ongoing basis. As a result, the Company recorded $1.6 million of deferred income tax assets on August 14, 1995. The Company recorded a provision for income taxes of $6.9 million for the three months ended March 31, 1996, as compared to $0.3 million for the comparable 1995 period. On a pro forma basis as discussed above, the Company's provision for income taxes was $5.5 million for the 1995 period.

    NET INCOME. The Company's net income increased to $11.0 million for the three months ended March 31, 1996 from $6.1 million for the three months ended March 31, 1995, an increase of $4.9 million. On a pro forma basis as discussed above, net income increased to $11.0 million for the 1996 period from $8.3 million for the 1995 period, an increase of $2.7 million, or 32.5%.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased to $172.8 million for the year ended December 31, 1995 from $124.0 million for the year ended December 31, 1994, an increase of $48.8 million, or 39.4%. This increase was principally the result of substantial sales in 1995 for the EYE JACKET sunglasses, which were introduced by the Company in December 1994, significant sales increases in 1995 of WIRES and ZEROS and moderate sales increases of M FRAME sunglasses. These increases were partially offset by significant sales decreases in the Company's most mature product offerings, BLADES and RAZOR BLADE sunglasses, which were discontinued by the Company in 1996, as well as significant decreases in the lower-priced FROGSKINS, and the withdrawal of the Company's SUB ZERO product line in January 1995. The decline in sales of BLADE and RAZOR BLADE sunglasses was attributable principally to a 50% reduction for 1995 in the number of models offered and increased sales of M FRAME sunglasses, which represent an advancement of the Company's single-lens sports sunglasses. This change in the Company's product mix contributed to an increase of 10.8% in the total average selling price of sunglasses in 1995 on unit growth of 29.0%. The Company's international sales grew 72.5% to $57.6 million, or 33.3% of net sales, in 1995 from $33.4 million, or 26.9% of net sales, in 1994, principally as a result of increased sales in the continental European markets in which the Company sells on a direct basis and higher sales to distributors in the Company's other foreign markets.

    GROSS PROFIT. Gross profit increased to $122.5 million for the year ended December 31, 1995 from $88.2 million for the year ended December 31, 1994, an increase of $34.3 million, or 38.9%. As a percentage of net sales, gross profit decreased slightly to 70.9% in 1995 from 71.2% in 1994, principally as a result of higher production costs resulting from multiple-shift seven-day continuous production through most of 1995, increased prices for uncoated lens blanks, increased inventory shrinkage and increased net sales to foreign distributors which yield lower margins to the Company, partially offset by higher margins on sales by Oakley Europe as a result of higher selling prices (translated into dollars) due to favorable currency fluctuations, an improvement in the Company's lens reject rate and a shift in product mix to higher margin items. In addition, as part of the Company's continuing efforts to protect its brand image, the Company purchased its products from two discount retail chains in the United States to which such products were diverted. As a result, the Company recorded returns of $2.1 million for the year ended December 31, 1995 for the costs incurred in connection with such purchases.

    OPERATING EXPENSES. Operating expenses decreased to $69.2 million for the year ended December 31, 1995 from $74.2 million for the year ended December 31, 1994, a decrease of $5.0 million. On a pro forma basis as discussed above, operating expenses would have increased to $56.9 million in 1995 from $43.5 million in 1994, an increase of $13.4 million, or 30.8%. Selling expenses increased $8.1 million in 1995 principally as a result of salaries and commissions directly associated with higher sales levels, increases in sports marketing and advertising expenditures and higher depreciation from new store displays. As a percentage of net sales, selling expenses decreased from 22.4% in 1994 to 20.7% in 1995 because sports marketing and advertising expenses, warranty expense, trade show expenses and commissions grew more slowly than net sales. Warranty expense in 1995 benefited from the initiation in mid-year of a $9.39 warranty processing charge per unit, which contributed offsetting income of $0.6 million. General and administrative expenses increased $3.4 million in 1995 as the Company added the personnel and infrastructure necessary in response to its growth, including increased insurance and other expenses associated with being a public company. As a percentage of net sales, general and administrative expenses decreased to 7.6% for 1995 from 7.8% for 1994.

    OPERATING INCOME. The Company's operating income grew to $53.3 million for the year ended December 31, 1995 from $14.0 million for the year ended December 31, 1994, an increase of $39.3 million. On a pro forma basis as discussed above, operating income would have increased to $65.6 million for 1995 from $44.7 million for 1994, an increase of $20.9 million, or 46.8%. This increase was the result of the Company's net sales growth and a reduction of operating expenses as a percentage of net sales, partially offset by a slight decline in the gross profit margin.

    INTEREST EXPENSE, NET. The Company had interest expense of $0.6 million and interest income of $0.3 million for 1995, as compared with interest expense of $0.4 million and interest income of $0.2 million for 1994.

    INCOME TAXES. Prior to August 14, 1995, Oakley elected to be treated as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the provisions for income taxes for the periods through August 14, 1995 are computed by applying the California franchise tax rate for S corporations of 1.5% to Oakley's pretax earnings, plus the foreign taxes related to Oakley Europe. Effective August 14, 1995, the Company converted to a C corporation and became subject to regular Federal and state income taxes on an ongoing basis. As a result, the Company recorded $1.6 million of deferred income tax assets on August 14, 1995. The Company has recorded a provision for income taxes of $7.8 million for the year ended December 31, 1995 and $0.3 million for 1994. On a pro forma basis as discussed above, the Company's provision for income taxes would have been $25.7 million for 1995 and $17.9 million for 1994. The Company's consolidated effective tax rate as a C corporation for the period from August 14, 1995 to December 31, 1995 was 38.6%.

    NET INCOME. The Company's net income increased to $45.2 million for the year ended December 31, 1995 from $13.5 million for the year ended December 31, 1994, an increase of $31.7 million. On a pro forma basis, net income would have increased to $39.6 million for 1995 from $26.6 million for 1994, an increase of $13.0 million, or 48.9%.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased to $124.0 million in 1994 from $92.7 million in 1993, an increase of $31.3 million, or 33.8%. This increase was principally the result of sales of $28.6 million in 1994 for the ZERO and WIRE sunglasses, which were introduced by the Company in the fourth quarter of 1993, together with significant sales increases of M FRAME sunglasses, modest increases in goggle sales, partially offset by a significant sales decrease in the 1994 period of SUB ZERO sunglasses and moderate sales declines for the BLADE and RAZOR BLADE sunglasses, which represent two of the Company's most mature products. The Company attributes the decrease in SUB ZERO sales to the success of its newer products, particularly the ZEROS line. As a result, in January 1995, the Company withdrew its SUB ZERO product line and introduced several new ZEROS, some of which represent updated versions of the SUB ZEROS. Net sales of goggles increased to $8.8 million in 1994 from $5.9 million in 1993. Net sales to sunglass specialty retailers and optical stores in the United States represented approximately 49.6% of domestic net sales in 1994, compared with 35.3% of domestic net sales in 1993. The Company's international sales grew 67.8% to $33.4 million, or 26.9% of net sales, in 1994 from $19.9 million, or 21.5% of net sales, in 1993, principally as a result of an increase in sales by Oakley Europe and increased sales to distributors in most of Oakley's other foreign markets, especially Australia and Canada.

    GROSS PROFIT. Gross profit increased to $88.2 million in 1994 from $65.0 million in 1993, an increase of $23.2 million. As a percentage of net sales, gross profit rose to 71.2% in 1994 from 70.2% in 1993, principally as a result of a $2.4 million write-off in the 1993 period for certain inventory, including clothing, accessories and discontinued colors and older models of eyewear products. To preserve its brand image, the Company elected to destroy its inventory of these eyewear products rather than sell them at a discount. The Company chose in 1993 to dispose of certain excess clothing inventory. While the Company does sell limited clothing and accessories that complement its eyewear products (sales of these products have historically constituted less than 3.0% of total net sales), management's philosophy is to maintain such sales at minimal levels. Excluding the effect of the 1993 write-off, gross profit as a percentage of net sales would have been 72.7% in 1993. The decline in gross profit as a percentage of net sales in 1994 was attributable, in part, to increased sales to Sunglass Hut, which receives a volume discount, and increased international sales through distributors. Gross profit as a percentage of net sales also decreased slightly in 1994 as a result of the higher overtime and other labor costs discussed above, as the Company increased production hours in mid-1994 in an attempt to reduce the level of backorders.

    OPERATING EXPENSES. Operating expenses increased to $74.2 million in 1994 from $51.3 million in 1993, an increase of $22.9 million. This increase was primarily due to an increase in 1994 of $12.6 million in officer bonuses paid to the two principal executive officers (which include amounts to pay taxes on the Company's income) and increases in other operating expenses commensurate with the Company's growth as further discussed below. On a pro forma basis as discussed above, operating expenses would have increased to $43.5 million in 1994 from $32.9 million in 1993, an increase of $10.6 million, or 32.2%. Selling expenses increased $7.5 million in 1994 from 1993, principally as a result of increased sales and a $1.7 million increase in the Company's warranty expense due to an increase in its warranty reserve. General and administrative expenses increased $1.8 million in 1994 from 1993 resulting primarily from an increase in professional and consulting fees incurred during 1994 for proposed financing transactions that the Company chose not to pursue.

    OPERATING INCOME. The Company's operating income grew to $14.0 million for the year ended December 31, 1994 from $13.7 million for the year ended December 31, 1993, an increase of $0.3 million. On a pro forma basis as discussed above, operating income would have increased to $44.7 million for 1994 from $32.1 million for 1993, an increase of $12.6 million, or 39.3%. This increase was the result of the Company's sales growth, improvement in its gross profit margin and a slight reduction in its operating expenses as a percentage of net sales in 1994.

    INTEREST EXPENSE, NET. The Company had interest expense of $0.4 million and interest income of $0.2 million for the year ended December 31, 1994, as compared with interest expense of $0.4 million and interest income of $0.4 million for the year ended December 31, 1993.

    INCOME TAXES. The Company's income taxes, which represent California state franchise taxes and foreign taxes accrued by Oakley Europe, were $0.3 million and $0.3 million in 1994 and 1993, respectively. On a pro forma basis, income taxes would have been $17.9 million in 1994 and $12.8 million in 1993.

    NET INCOME. The Company's net income increased to $13.5 million in 1994 from $13.3 million in 1993, an increase of $0.2 million. On a pro forma basis, net income would have increased to $26.6 million in 1994 from $19.2 million in 1993, an increase of $7.4 million, or 38.5%.

LIQUIDITY AND CAPITAL RESOURCES

    The Company historically has financed its operations almost entirely with cash flow generated from operations. Cash provided by operating activities totaled $15.7 million, $24.8 million, $28.6 million and $12.2 million for 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. On a pro forma basis as described above, cash provided by operating activities would have been $26.3 million and $35.1 million for the years ended December 31, 1995 and 1994, respectively. At March 31, 1996, working capital was $47.1 million. Working capital may vary from time to time as a result of seasonality, new product introductions, capital expenditures, including purchases of equipment, and changes in inventory levels. To supplement cash flow from operations, if necessary, the Company maintains an $18.0 million revolving credit facility to be used for general working capital purposes. The credit agreement relating to such facility contains typical covenants with respect to the conduct of the Company's business and requires the maintenance of various financial levels and ratios. At March 31, 1996, there was no balance outstanding on the line of credit. The Company believes that available cash, cash flow from operations and available borrowings will be sufficient to meet operating needs and capital expenditures, including the cost of constructing the Company's new headquarters/manufacturing facility, for the foreseeable future.


    Capital expenditures (other than for the construction of the Company's new facility) for the year ended December 31, 1995 totaled $19.9 million as the Company accelerated some capital spending in order to increase production capacity. The Company anticipates that capital expenditures (other than for construction of the Company's new facility) will total approximately $17.5 million for 1996, including approximately $4.5 million relating to the development and production of the X METAL line. Capital expenditures (other than for the construction of the Company's new facility) for the three months ended March 31, 1996 totaled $4.8 million. In April 1995, the Company purchased land for $8.2 million on which it is constructing a larger headquarters/manufacturing facility. The Company currently estimates that the cost to construct such facility will be approximately $33.0 million, of which $5.1 million was spent in 1995 and $1.9 million was spent in the first quarter of 1996. The remainder is expected to be spent by late 1996 or early 1997 when the Company expects to relocate to such facility. The Company also anticipates spending approximately $7.0 million to design and engineer the new facility and for furniture and other related costs.


    The Company completed its initial public offering of 3,300,000 shares of common stock in August 1995. Net proceeds to the Company from the sale of its common stock were $69.1 million, after deducting underwriting discounts and commissions and offering expenses. Proceeds from the offering were used to prepay debt totaling $35.0 million and make payments on the S Distribution Notes totaling $19.3 million; the remaining proceeds were used for general corporate purposes, including capital expenditures for the construction of the new headquarters/manufacturing facility.

    Prior to the Company's initial public offering, as a result of the Company's treatment as an S Corporation for Federal and state income tax purposes, the Company historically provided its shareholders with funds for the payment of income taxes on the earnings of the Company which were included in the taxable income of the shareholders. In addition, the Company historically paid dividends to shareholders to provide them with a return on their investment. The Company paid dividends of $55.0 million, $13.4 million and $8.8 million during the years 1995, 1994 and 1993, respectively. Upon the consummation of such offering, the Company's S corporation status was terminated. In August 1995, the Company declared a distribution of its previously undistributed S corporation earnings, which was paid through the distribution of aircraft and notes. The actual amount of the S Distribution Notes was $19.3 million, all of which had been repaid by March 31, 1996. See "Corporate History and Reorganization" and "Price Range of Common Stock and Dividend Policy."

    As part of the Company's management of its working capital, the Company performs most customer credit functions internally, including extension of credit and collections. The Company's bad debt write-offs were less than 0.25% of net sales for each of the year ended December 31, 1995 and the three months ended March 31, 1996.

SEASONALITY

    The following table sets forth certain unaudited quarterly data for the periods shown:

                                                   1994                                        1995                       1996
                                ------------------------------------------  ------------------------------------------  ---------
                                 MAR. 31    JUNE 30   SEPT. 30    DEC. 31    MAR. 31    JUNE 30   SEPT. 30    DEC. 31    MAR. 31
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Net sales.....................  $  26,175  $  33,973  $  32,591  $  31,213  $  36,615  $  45,686  $  47,499  $  42,952  $  48,706
Gross profit..................     19,039     25,429     22,461     21,309     25,259     34,091     33,359     29,748     34,064

    Historically, the Company's sales, in the aggregate, generally have been higher in the period from March to September, the period during which sunglass use is typically highest. As a result, operating income is typically lower in the first and fourth quarters as fixed operating costs are spread over generally lower sales volume. In anticipation of seasonal increases in demand, the Company typically builds inventories in the fourth quarter, when net sales have historically been lower. In addition, the Company's shipments of goggles, which generate gross margins at significantly lower levels than sunglasses, are lowest in the second quarter. This seasonal trend contributes to the Company's gross margin in the second quarter, which historically has been the highest of the year. Although the Company's business generally follows this seasonal trend, the success of the Company's products introduced since late 1993 and the Company's international expansion have mitigated the impact of seasonality.

BACKLOG

    Historically, the Company has generally shipped domestic orders (other than preseason orders for ski goggles and orders from certain sunglass specialty chains) within one day of receipt and international orders within two weeks of receipt. The Company's backlog has increased since mid-1994, primarily due to an increase in market demand. At March 31, 1996, the Company had a backlog of $18.7 million, including backorders (merchandise remaining unshipped beyond its scheduled shipping date) of $1.8 million. See "Risk Factors -- Manufacturing Capacity Constraints," "Business -- Properties" and "-- Liquidity and Capital Resources."

                                    BUSINESS

INTRODUCTION

    Oakley is an innovation-driven designer, manufacturer and distributor of high-performance sunglasses and goggles. The Company's principal strength is its ability to develop eyewear which combines unique styling with patented technology to provide superior optical performance and comfort. As a result of its focus on innovations for sports applications, Oakley believes it has become the established leader in the sports segment of the sunglass market, and its products are worn by a variety of athletes, such as skiers, cyclists, runners, surfers, golfers, tennis and baseball players and motocross riders. In addition, Oakley products have gained a loyal and growing following among consumers in the larger nonsports, or recreational, segment of the sunglass market. The Company believes it can expand its sales in the nonsports segment of the sunglass market by continuing to introduce products that emphasize superior performance. The Company's products currently include five lines of sunglasses (including M FRAMES, ZEROS, WIRES and JACKETS) and three lines of goggles. As derived from industry sources, the Company estimates that in 1994 it held an approximate 13% market share of the $1.2 billion premium segment (over $30 retail) of the U.S. retail sunglass market. For the year ended December 31, 1995, the Company generated net income, on a pro forma basis as described herein, of $39.6 million on net sales of $172.8 million. From 1992 through 1995, the Company's net sales and net income, on a pro forma basis as described herein, have increased at compound annual growth rates of approximately 31.3% and 33.2%, respectively.

    The key components of the Company's operating strategy are to distinguish its products through technological and design innovation and to reinforce the Oakley brand image through creative marketing and selective distribution. The Company believes it has one of the most technologically advanced product development capabilities in the sunglass industry. Using state-of-the-art technology, including a three-dimensional CAD-CAM system and liquid laser prototyping, Oakley has dramatically shortened its product development cycle and, as a result, is capable of introducing a new product line within four months of its initial concept. In addition to controlling all aspects of product development, the Company also produces components and performs processes in-house that contribute significantly to gross profit margin, provide protection against piracy of the Company's proprietary information and processes, and enable the Company to manufacture products in accordance with its strict quality control standards. When subjected to industrial standard tests for optical quality, as established by ANSI, Oakley's sports-application sunglasses featuring its patented polaric ellipsoid lens geometry (including M FRAMES and ZEROS) have demonstrated superior optical clarity as compared to similar products of its principal competitors.

    To promote consumer awareness of its technological and design innovation, the Company has developed an effective marketing approach that features influential athletes and eclectic, informative advertising which combine to enhance the Oakley image of high-performance, technologically advanced eyewear. The Company distributes its products in the United States through approximately 7,100 carefully selected accounts with approximately 10,100 locations comprised primarily of optical stores, sunglass retailers and specialty sports stores. In an effort to preserve and enhance Oakley's brand image, the Company stopped soliciting new customer accounts in the United States, with limited exceptions, in November 1989. The Company's current level of distribution, with the addition of key niche retailers, is expected to be capable of accommodating expanding sales while maintaining the discoverability of Oakley products by consumers. This distribution philosophy provides retailers with a degree of exclusivity for Oakley products which has increased brand loyalty, improved retailer margins on Oakley products and encouraged retailers to display Oakley products in prominent shelf space and make timely payments. In addition, the Company sells its products in over 65 countries outside the United States. In 1995, international sales accounted for approximately 33.3% of the Company's total net sales.

    Oakley was started in 1975 by Mr. Jannard. The success of its first product line, handgrips for motocross motorcycles, led the Company to expand into the design and manufacture of motocross goggles. The first goggle was released in 1980. The prominently displayed OAKLEY name on the goggles quickly gained recognition and helped establish Oakley's reputation for functional quality and unique form. By 1984, using the knowledge gained in designing, manufacturing and marketing goggles, the Company produced its first high-performance sunglass, the EYESHADES. Since then, the Company has introduced nine new sunglass lines, including M FRAMES, ZEROS, WIRES and JACKETS.

OPERATING STRATEGY

    The Company's goal is to become the premier manufacturer of high-performance eyewear in the world. Each element of the Company's operating strategy, from design and manufacturing to marketing and distribution, is designed to control, protect and enhance the Oakley brand image. Key elements of the Company's operating strategy include the following:

- -  DEVELOP HIGH  QUALITY,  INNOVATIVE  PRODUCTS.   Oakley  intends  to  continue
   developing products that incorporate superior optical performance and unique styling, factors which differentiate Oakley's products from those of its competitors and increase brand recognition among consumers.

- -  FOCUS  ON SELECTIVE DISTRIBUTION.   Oakley maintains  strict control over the
   distribution of its products to avoid overexposure of the brand and maintain discoverability. The Company sells its products through carefully selected retailers that are routinely assessed to ensure they conform with Oakley's standards. The Company believes its selective distribution policy has promoted a high degree of loyalty from retailers and a stable retail price
   environment,   while   increasing   Oakley's  control   over   diversion  and
   counterfeiting of its products.

- -  UTILIZE A  DISTINCTIVE MARKETING  APPROACH.   The Company  believes that  the
   superior technology and performance of Oakley products are quickly recognized by serious athletes. For this reason, the Company's marketing efforts rely primarily on the "editorial" endorsement of influential athletes, some of whom have formal arrangements with the Company. The Company believes that the use of Oakley products by this core group of athletes increases consumer awareness of the performance features of the Company's products and overall brand recognition. The Company supports its sports marketing with eclectic print advertising which features this group of athletes and often serves to educate consumers on the health and performance benefits of its products. The Company also intends to continue its selective use of television advertising.

- -  CONTINUE  STRATEGIC MANUFACTURING.   With  its state-of-the-art manufacturing
   equipment, Oakley produces components and performs processes in-house that contribute significantly to its gross profit margin, provide protection against piracy of the Company's proprietary information and processes, and enable the Company to manufacture products in accordance with its strict quality control standards.

- - AGGRESSIVELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS. Oakley will continue to rely on patent, trademark, trade secret, unfair competition and copyright law to protect its rights to certain aspects of its products, including
   product   designs,  proprietary  manufacturing  processes  and  technologies, product research and concepts and recognized trademarks and trade dress. The Company believes that it has developed a strong reputation in the sunglass industry as a vigorous defender of its intellectual property rights; this reputation acts as a deterrent against the introduction of potentially infringing products by its competitors and others.

GROWTH STRATEGY

    While protecting and enhancing its brand image, the Company has developed a growth strategy which will allow it to best capitalize on its long-term growth opportunities. The principal elements of the Company's growth strategy are as follows:

- -  INCREASE  PRESENCE  IN THE  NONSPORTS SEGMENT  OF THE  SUNGLASS MARKET.   The
   Company believes the future of sunglass fashion will be influenced by technology and an increased awareness of optical quality. As a result, the Company intends to increase its focus on the nonsports, or recreational, segment of the market. In late 1993, Oakley targeted this segment with the introduction of the E WIRE sunglass. The success of the E WIRE has increased the acceptance and visibility of the Oakley brand name among consumers in the broader recreational segment, which is traditionally more fashion-oriented. In late 1994, the Company launched the JACKETS line of sunglasses, which appeals to both the recreational and sports segments of the market. In late
   1995,  the  Company  launched   an  extension  of   the  JACKETS  line,   the

   TRENCHCOATS. In 1996, the Company intends to introduce several sunglass line extensions, including the SQUARE WIRE, and at least one new line of sunglasses, the X METALS, which is expected to attract consumers from the nonsports segment of the sunglass market.


- -  FOCUS  ON  INTERNATIONAL  EXPANSION.     The  Company  believes  that   wider
   international distribution also represents a significant opportunity for expansion of Oakley's sales. The Company currently sells its products in over 65 countries outside the United States, but believes it can increase penetration of its eyewear in most of its international markets, including the Pacific Rim, Europe and Latin America. The Company's 1995 international net sales increased 72.5% from 1994 and represented 33.3% of the Company's net sales. To improve the consistency of its image and operating strategy worldwide, Oakley is establishing closer working relationships with its international distributors and plans to increase its use of direct sales representatives in those locations where such an approach is advantageous. In 1995, the Company established a subsidiary in Mexico City which acquired the Company's exclusive distributor in Mexico and began selling to that market on a direct basis at the end of 1995. The Company also expects to continue benefiting from the global expansion of its largest customer, Sunglass Hut.

- -  EXPAND  PRODUCT LINES  AND APPLICATIONS IN  THE SPORTS SEGMENT.   The Company
   will continue to research, develop and market new products as well as new applications for its existing products and technology within the sports segment of the sunglass market. In 1996, the Company has expanded its M FRAME and ZEROS lines to include models designed for specific sports. These models
   incorporate   features  that   have  proven  superior   for  specific  sports
   applications and utilize sport-specific packaging and point of purchase materials which feature Oakley athletes. Through effective use of marketing, the Company will continue to educate consumers about the benefits of using its products in additional sports and activities.

INDUSTRY OVERVIEW

    According to industry sources, total retail sunglass sales in the domestic sunglass market grew a total of 29.4% from $1.7 billion in 1989 to $2.2 billion in 1994. The industry is generally divided into two principal segments -- the under $30 market and the over $30 premium market. The premium sunglass market, the category in which the Company competes, showed an increase in retail sales of a total of 45.3% from $825.6 million in 1989 to $1.2 billion in 1994. The average retail price per unit for premium eyewear has increased during such period, contributing significantly to the overall growth of the segment.

    Management believes that consumer willingness to pay more for premium eyewear results from increased awareness of health concerns supporting the need for quality eye protection, increased demand for specialized sunglasses to be used as equipment in different sports and activities and growing brand awareness. The Company has sought to capitalize on these trends by focusing on certain sports, including skiing, golf and cycling, in which participants tend to spend a significant amount of disposable income on equipment and accessories, and by educating consumers of all types on the superior optical performance of Oakley eyewear.

PRODUCT DESIGN AND DEVELOPMENT

    BACKGROUND

    The emergence of Oakley's products and their increasing sales are partially a result of changing technologies in eyewear. In the late 1970s, glass was the preferred lens substrate, as it offered the best optical properties and was scratch-resistant. At that time, polycarbonate material was lighter and stronger than glass, but was less desirable in terms of optical clarity and scratch-resistance. Over the last 20 years, higher quality material and new designs and molding processes, combined with hard-coating technologies, have made polycarbonate lenses competitive or superior to glass lenses in optical clarity and impact-resistance and have improved the scratch-resistance of such lenses. Oakley was the first manufacturer to focus on single-arc lens sunglasses and has identified, researched and patented what the Company believes are the three most desirable lens geometries used in the manufacture of single-arc lenses. See "-- Products." In addition, because polycarbonate lenses can be molded, they can be contoured to provide better coverage and protection from the sun, making polycarbonate lenses the preferred choice for use in sports or extended wear. All Oakley PLUTONITE lenses are composed of a specially formulated polycarbonate and screen out 100% of all ultraviolet and harmful blue light rays. The lenses are also both substantially lighter and more impact-resistant than glass lenses.

    INDUSTRIAL STANDARDS

    The Company subjects its eyewear to a series of industrial standard tests, known as "Z87.1," established by ANSI and conducted by an independent laboratory. The Company also conducts such ANSI tests in its own facilities on a regular basis. When subjected to ANSI's test for optical quality, Oakley's sports-application sunglasses featuring its patented polaric ellipsoid lens geometry (including M FRAMES and ZEROS) have demonstrated superior optical clarity as compared to similar products of its principal competitors.

    Industrial Standard ANSI Z87.1 includes tests of sunglasses for optical quality, high velocity impact and high mass impact. The components of the ANSI test for optical quality performed on the Company's sunglasses include: (i) prismatic power, (ii) refractive power and astigmatism, (iii) definition and
(iv) prism imbalance. The test for prismatic power measures the angular deflection of light rays passing through a sample lens. Refractive power is measured by comparing the difference between the focal length of an image as viewed through a sample lens and the focal length of the image without the sample lens; in effect, the test gauges the level of magnification induced by the lens. The test for astigmatism measures the difference in refractive power in one meridian from that in another meridian. The definition test measures how well a given image is resolved through the sample lens. The test for prism imbalance measures the difference in prismatic power between the right and left sides of the sample lens.

    High velocity impact is measured by shooting 1/4" steel balls, at a speed of 150 feet per second, at a sunglass placed on a head form. Under the high mass impact test, eyewear must be capable of resisting impact from a one pound pointed projectile dropped from a height of approximately four feet.

    Oakley believes it was the first sunglass company to utilize ANSI standardized test results in its marketing efforts to educate consumers on the objective performance standards of its products. The Company has developed its own on-site lab which is equipped to perform the components of the ANSI Z87.1 test. The Company believes that having ready access to such a facility provides the Company with a competitive advantage with respect to the testing of new product prototypes that satisfy the Company's standards for optical clarity and durability.

    PRODUCT DESIGN AND DEVELOPMENT

    The Company believes it has earned a reputation in the industry as an innovator in the development of new product styles and in the use of advanced lens geometry and other performance-related enhancements. The Company's products are designed through the cooperative efforts of the Company's 13-person in-house design staff. In formulating design concepts and product ideas, the staff focuses on developing products with demonstrable improvements in performance, creating breakaway designs, some of which can be patent-protected, and finding creative solutions to the functional problems of active sunglass wearers.
Designers utilize state-of-the-art technology, including a three-dimensional CAD-CAM system and liquid laser prototyping, to create a fully detailed, wearable prototype within 20 hours. As a result, Oakley has dramatically shortened its product development cycle by facilitating rapid iterations of working prototypes and components leading to a perfected model which can then be used directly in the preparation of a mold. This process allows for the extensive testing and perfecting of a product, before introducing it to the public. Through the use of such technology, the Company is capable of introducing a new product line within four months of initial concept. The Company believes its design equipment is among the most technologically advanced in the sunglass industry.

    The Company historically has limited the number of new product lines that it introduces in a year in order to increase the exposure for each new product line and reduce cannibalization of other Oakley products. The Company also deliberately withdraws slower-moving products from the market as new products with technological advancements are introduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." A smaller product line also improves the depth of knowledge of each of the Company's products by the Company's specialty account base. Prior to any formal product introduction, the Company selectively releases information about the new product to the market. This strategy creates a sense of excitement, exclusivity and anticipation among athletes, retailers and others awaiting the arrival of the Company's new products.

    One of Oakley's most significant developments has been the IRIDIUM coating on the PLUTONITE lens. IRIDIUM is a metallic oxide coating that increases contrast and color saturation, which enables the wearer to perceive details in shadows or low or bright light conditions. This coating has proven very popular in demanding sports, such as skiing and cycling, and in high altitude use. More recently, the distinctive look of the IRIDIUM-coated lens has become popular with recreational sunglass wearers. Another hallmark of Oakley's initial sunglass products was their detachable and interchangeable components, including lenses, frames, temples and nosepieces in different colors and shapes. Interchangeable components contribute to the overall Oakley appeal by allowing consumers to customize their sunglasses to their personal tastes and to modify them for specific conditions such as low and bright light.

    Oakley has obtained patents covering a number of its proprietary manufacturing methods and product features, which the Company believes have provided it with significant competitive advantages. Among the Company's most important patents and proprietary information are toroidal single-lens geometries and associated manufacturing processes and certain of the Company's frame components and materials. The proprietary technology the Company employs in its lens-cutting, etching and coating processes and the Company's significant investment in specialized equipment, together with certain exclusive materials used in production, contribute to the superior optical quality and impact-resistance of Oakley products. See "-- Intellectual Property."


    Oakley has developed sports-application sunglasses for the prescription/corrective lens segment of the market in its M FRAME and ZEROS lines. The Company's approach has been to develop products that integrate prescription lenses into Oakley's current lens geometry system. The polaric ellipsoid lens substrate is used as a "chassis" to hold corrective lens implants in place. Because of the curvature of the Oakley lens, Oakley adjusts the corrective implants by a computer model to modify the athlete's prescription to an "as worn" position. This feature and the specialized equipment needed to cut and edge the lenses, together with Oakley's PLUTONITE lens material, allow the Company to be the exclusive provider of these corrective lenses. The Company uses an outside ophthalmic laboratory to grind the corrective lenses. These products have enabled Oakley to attract several high profile athletes that would not otherwise have been available to promote the Company's brand. The Company intends in mid-1996 to introduce a new model of WIRES which will be more accommodating for ophthalmic use and intends, in connection with this new model, to develop and introduce Oakley-branded ophthalmic lenses.



    The   Company's  historical  success  is   attributable,  in  part,  to  its
introduction of products which are perceived to represent an improvement in performance over products available in the market. The Company's future success will depend, in part, upon its continued ability to develop and introduce such innovative products. In 1996, the Company intends to introduce several sunglass line extensions and at least one new line of sunglasses, the X METALS. The product line extensions include two new JACKETS -- the STRAIGHT JACKET (which was introduced in May) and a sports-application JACKET, additional sports-specific M FRAMES and ZEROS and a new model of WIRES.


    The Company believes that these new products will continue to attract additional consumers from the nonsports segment of the sunglass market. The Company has invested in metal prototyping equipment for use in developing X METALS and intends, in mid-1996, to acquire a production facility specifically for X METALS. Production of X METALS will involve proprietary manufacturing processes and other technology for which multiple patents are currently pending. The Company anticipates that it will introduce this new line in late 1996, although delays have been experienced in the past, and may be anticipated in the future, due to the complexity of the development, both in design and processes. The success of any new product line, including the X METAL line, is dependent upon various factors, including product demand, production capacity and the availability of raw materials and critical manufacturing equipment. Other factors and assumptions not identified above were also involved in preparing forward-looking information relating to product development and introductions, including that contained above. The uncertainty associated with all the above factors, and any change in such factors from the Company's expectations, could result in cost increases, delays or cancellation of such new products and may also cause actual results to differ materially from those projected.

    To take advantage of unique opportunities, the Company may manufacture private label or other sunglasses for other companies and intends to market and sell sunglasses under brand names other than "Oakley." In addition, the Company has licensed, and may in the future determine to further license, its intellectual property rights to others in the optical or other industries. The Company does not anticipate that any of such activities would be material to its overall business for the foreseeable future.

    For information with respect to research and development expenditures during the 1993, 1994, 1995 and the three months ended March 31, 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCTS

    The Company's first optical products, introduced in 1980, were goggles developed for the ski and motorcycle industries. From the perspective of "function first," the Company next introduced a hybrid goggle/sunglass design for cycling and skiing, which led to other models for sport-specific uses. The Company recognized that athletes in different sports needed different types of protection to ensure clear vision, adequate impact-resistance and deflection of wind, snow and other elements. The Company successfully expanded its product line by educating the market about the individual eyewear needs of a sport and marketing glasses perceived to be useful athletic equipment. All of the Company's sunglass lines utilize one of two lens geometries: toroidal (polaric ellipsoid) and spherical. The toroidal lenses, which have a different radius from the top to bottom than from side to side and are used in the Company's M FRAMES and ZEROS, provide superior optical clarity and enhanced coverage and, therefore, represent the Company's most advanced technology for demanding sports applications. Spherical lenses, which have a uniform radius in all directions, are used in the Company's dual-lens sunglasses, the JACKETS, WIRES and FROGSKINS. The Company's spherical lenses are corrected and oriented so as to minimize distortion in the "as-worn" position, a feature which differentiates the Company's dual-lens sunglasses from those of its competitors. The Company's eyewear is popular with athletes in baseball, golf, tennis, cycling, motorcycling, skiing, volleyball, marine sports, triathlons, running, surfing, snowboarding and other sports.

    The Company's current products are set forth below:

                                      DATE          LENS          WHOLESALE        SUGGESTED RETAIL
                                   INTRODUCED     GEOMETRY          PRICE               PRICE
                                   -----------  ------------  ------------------  ------------------
SUNGLASSES
  FROGSKINS......................     1985       Spherical    $   20.00 -  27.50  $   40.00 -  55.00
  M FRAMES.......................   Late 1989     Toroidal        45.00 -  72.50      90.00 - 145.00
  ZEROS..........................   Late 1993     Toroidal        40.00 -  52.50      80.00 - 105.00
  WIRES..........................   Late 1993    Spherical        65.00 - 112.50     130.00 - 225.00
  JACKETS........................   Late 1994    Spherical        45.00 -  65.00      90.00 - 130.00
GOGGLES
  MOTOCROSS......................     1980           --            15.00 - 33.50      26.00 -  56.50
  SKI............................     1983           --            12.50 - 51.00      25.00 - 102.00
  H2O............................     1990           --            15.00 - 35.75      25.75 -  61.00

    FROGSKINS. Introduced in 1985, the FROGSKINS sunglass was designed as a more traditional "look good, feel good" sunglass. The PLUTONITE lens material provides 100% ultraviolet and blue light protection in a traditional twin lens frame. The earpieces are secured with a special snap-fit design that replaces the hinges found in conventional eyewear designs and reduces breakage at a traditionally weak point. The FROGSKINS sunglass was priced as Oakley's introductory product. Although the lens and frames are not interchangeable, Oakley markets six different lens/frame combinations of the FROGSKINS sunglasses.

    M FRAMES. Introduced in late 1989, the M FRAME line of sunglasses significantly advanced optical technology through the use of Oakley's patented polaric ellipsoid lens geometry. Polaric ellipsoid lens geometry minimizes distortion at all angles of vision through the M FRAME sunglass lens. It also allows for greater protection by positioning the lens closer to the face. The M FRAME uses a PLUTONITE lens and an exclusive lightweight material for the frame. Its unique design, coupled with Oakley's HAMMER earstems, creates a comfortable three-point fit, regardless of head shape or size. The earstems are equipped with Oakley's patented earsocks, which slide over the stems, and are made of Oakley's UNOBTANIUM, a slip-resistant elastomer. Because UNOBTANIUM is hydrophilic, it absorbs moisture and actually gets stickier as an athlete sweats, thereby helping the M FRAMES to stay secure on the face. The M FRAME sunglass is available in 10 lens tints and six frame colors and in the HEATER, SWEEP, STRIKE and HYBRID lens shapes. The Company also offers the SLASH, a sports glass for basketball, jetskiing, and other outdoor sports which has an enlarged vented HEATER lens, a strap to secure the glasses and a foam brow pad. The SLASH is offered in a clear and two IRIDIUM lens tints. In early 1996, the Company began to offer sport-specific versions of its M FRAME and ZEROS sunglasses for the golf and baseball markets. These models incorporate features that have proven superior for these sports applications.


    ZEROS. Introduced in late 1993, the ZEROS sunglass combines Oakley's most advanced technology with bold, new styles. The ZEROS sunglass merges the dual lens concept with toroidal (polaric ellipsoid) lens geometry to create an innovative design that is available in nine distinctive variations. In January 1995, the Company introduced two new lens shapes, one of which represents an updated version of the SUB ZEROS product line. These lenses come in several tints.

    WIRES. The WIRES, also introduced in late 1993, firmly established Oakley in the nonsports category of the eyewear market. WIRES are Oakley's most fashion-oriented sunglasses, employing a sleek, classic design that remains true to the innovation underlying every Oakley product. The WIRES are a twin lens, wire frame sunglass with spherical PLUTONITE lenses specially tapered to provide superior optics in a unique wrap-around look. The HAMMER earstems have Oakley's patented UNOBTANIUM earsocks to enhance comfort and fit. The WIRE sunglasses are equipped with the standard Oakley features of strong but lightweight frames and protective IRIDIUM-coated lenses. It is Oakley's only wire-frame sunglass to date. The frames can also be fitted with prescription lenses. The E WIRES come in six varieties: light, dark, gold, burnt, black chrome and polished. The T WIRE features a titanium frame which is extremely lightweight, yet durable, and lenses with a unique IRIDIUM coating containing titanium.


    JACKETS. In December 1994, the Company launched the JACKETS. Designed for both the sport and recreational segments of the market, the JACKETS have twin spherical lenses molded into a wrap-around frame. A unique hinge gives the frame a fluid, sculptured appearance. The frames are constructed of a stress-resistant material called O-MATTER. The JACKETS also benefit from the superior comfort and fit afforded by the Company's UNOBTANIUM earsocks. The JACKETS line consists of three products: the EYE JACKETS, TRENCHCOATS and STRAIGHT JACKETS. The EYE JACKETS are offered in 12 variations, including two FULL METAL JACKETS, which have a unique metallic coating. In late 1995, the TRENCHCOAT was introduced as an extension to the JACKET line and includes seven styles, including two camouflage patterns. The TRENCHCOAT features a larger frame and lenses than the EYE JACKET, increasing peripheral vision and coverage, while offering the same sculptured appearance and optics as the EYE JACKET. Oakley's most recent extension to the JACKET line is the STRAIGHT JACKET, which was introduced in May, 1996, features a squared frame and is offered in five colors.


    GOGGLES. Oakley first entered the sports eyewear market in 1980 with its motocross goggles. Since then, Oakley has expanded its range of goggle products to include goggles for use by athletes involved in BMX cycling, skiing and watersports.

    Oakley ski goggles (with the exception of the E-FRAME) are comprised of a layering of two single-arc lenses. The outer lens is made of impact- and scratch-resistant Lexan. The inner lens is designed to prevent fogging or freezing. The wrap-around lenses improve peripheral and up-and-down vision. Lens vents prevent moist air from being trapped between and behind the lenses. A special gasket between the lenses keeps both lenses perfectly parallel, further minimizing distortion. The coordination of a persimmon outer lens and a gray inner lens reduces glare and provides higher contrast than single-lens systems in low-light conditions. The frame is made with a rugged urethane compound and is available in six different colors which can be color-coordinated with available woven elastic straps. Oakley's ski goggles are sold in four models: the O-FRAME, PRO-FRAME, E-FRAME and L-FRAME. The L-FRAME goggle is designed to fit over glasses. In 1997, the Company intends to introduce a new goggle frame that will incorporate advanced design features and improved styling.


    Oakley motocross goggles also feature the exclusive "MX Factory Pilot Tearoffs." These clear plastic covers are secured to the goggle with a single detachable tab. When the goggles become covered with mud or rain, the rider can pull the tearoff tab to clear the lens. Up to ten layers of plastic covers can be attached, continuously providing the rider with clear vision. Oakley's motorcycle goggles are sold in the O-FRAME, the PRO-FRAME IRIDIUM and the L-FRAME models. The O-FRAME goggle has a single foam layer, whereas the Pro-and L-FRAME models have dual foam layers. Their design is otherwise similar to that of the Oakley ski goggles.

    Oakley's watersports goggle, the H2O, is a recent introduction to the Oakley goggle family. The H2O goggle was designed for jetskiing, windsurfing and other similar watersports. In addition to the standard Oakley goggle features, the H2O is treated with anti-fogging and water-repellant coatings. A closed-cell foam seals the goggle to the face while special exhaust ports quickly drain away moisture. The closed-cell foam also provides buoyancy.

    REPLACEMENT LENSES AND ACCESSORIES. By offering interchangeable lenses and other components of certain Oakley sunglasses in various colors and shapes, Oakley has created a market for replacement parts. Depending on the sunglass, an Oakley customer may have several lenses for different light conditions and several nosepieces and earpieces in a range of colors for variety. This added feature allows consumers not only to replace worn parts, but also to coordinate their glasses with their clothing. Earstems and nosepieces come in a variety of styles and sizes, enabling consumers to further customize their glasses. Sales of replacements and accessories secure more shelf space for Oakley products, reducing the space available to competitors.

    As the Oakley brand name has become increasingly popular, demand has also grown for Oakley accessories. While the Company does not actively market accessories, it does selectively put its logo on t-shirts, gear bags and hats. Sales of these products have historically constituted less than 4.0% of total sales, and management's philosophy is to maintain such sales at minimal levels. Although brand recognition continues to grow, management has repeatedly declined licensing opportunities in order to preserve the Oakley image, which the Company believes will bring greater respect and demand for Oakley's products over the long term.

MANUFACTURING

    Oakley manufactures and assembles most of its products in its facilities located adjacent to its headquarters in Irvine, California. The Company owns, operates and maintains most of the equipment used in the manufacture of its products. The Company produces components and performs processes in-house that contribute significantly to gross profit margins, provide protection against piracy of the Company's proprietary information and processes, and enable the Company to manufacture products in accordance with its strict quality control standards. Components and processes that are unlikely to add significant value will continue to be contracted out to vendors. Much of the equipment used in the manufacture of the Company's products has been specially designed and adapted for the processes used by the Company. The Company's proprietary manufacturing methods and equipment are protected by special security measures employed at the Company's manufacturing facility. In addition, the Company believes that by manufacturing its own products it has the opportunity to experiment with new materials and technologies which can lead to important discoveries, such as its iridium coating process (which the Company believes is one of the most sophisticated coating processes in the industry). The Company generally seeks to maintain a month and a half supply of finished goods and historically has generally shipped domestic customer orders (other than preseason orders for ski goggles and orders from certain sunglass specialty chains) received within one day of receipt. See "Risk Factors -- Manufacturing Capacity Constraints" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog."

    The Company believes that a combination of strict quality control and advanced manufacturing processes is essential to producing a superior product. On average, the Company's lenses are inspected five times by hand throughout the manufacturing process. After the lens blanks are shipped to Oakley, they are thoroughly cleaned and moisture is removed, thereby reducing the occurrence of flaws during the coating process. Each lens blank is then placed in a computer-controlled, precision cutting device that ensures consistency in lens size. The lens then passes through the coating process in which layers as thin as two microns are applied. To avoid the distortion typically found around the edges of a lens blank, Oakley purchases lens blanks in significantly larger sizes than are required for the finished lens. The optically inferior portion is removed in the cutting process. The lenses are then assembled with the frames and other components which have previously been run through the Company's graphic transfer process or other finishing processes to add variety and style.

    The Company has forged strong relationships with its major suppliers and maintains agreements with most of them that prohibit such suppliers from revealing any of the Company's proprietary information and technology to third parties. Although the Company relies on outside suppliers for the polycarbonate components of its glasses and goggles, the Company owns substantially all the molds used in the production of the components. The Company relies on a single source for the supply of several components, including the uncoated lens blanks from which substantially all of the Company's lenses are cut. The Company believes most of these components can be obtained from one or more alternative sources within a relatively short period of time. The loss of the source for lens blanks, however, or any disruption in such source's business or failure by it to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials and could have a material adverse effect on the Company's business. At the Company's request, this supplier has agreed to use the Company's molds in multiple locations to minimize the risk of damage to all molds at one time. There can be no assurance that, if necessary, an additional source of supply of lens blanks can be located or developed in a timely manner. See "Risk Factors -- Reliance on Single Sources of Supplies." The Company's business interruption insurance policy reimburses the Company for certain losses incurred by the Company, up to a maximum of $30 million, as a result of an interruption in the supply of raw materials, including uncoated lens blanks, resulting from direct physical loss or damage to a supplier's premises, subject to certain exceptions. However, there can be no assurance that such policy will be sufficient to compensate the Company for all losses resulting from an interruption in the supply of raw materials.

    In April 1995, the Company purchased land located in Foothill Ranch, Orange County, California, on which the Company is constructing a larger headquarters/manufacturing facility to accommodate expansion for the foreseeable future and provide a significant increase in production capacity. The Company expects to relocate to such facility by the end of 1996 or in early 1997. See "-- Properties."

DISTRIBUTION

    The Company sells Oakley eyewear in the United States through a carefully selected base of approximately 7,100 accounts with approximately 10,100 locations comprised of optical stores, sunglass retailers and specialty sports stores, including bike, surf, ski and golf shops and motorcycle, running and sporting goods stores. Most of the Company's accounts, other than sunglass retail chains, have a single store. Unlike most of its competitors, the Company has elected not to sell its products through department stores (other than Nordstrom), discount stores, drug stores or traditional mail-order companies. The Company began to sell its products to Nordstrom in 1986 and has established a good working relationship with the chain. In 1995, net sales to department stores represented less than 1% of net sales. The Company believes that its current level of distribution to sunglass specialty retailers and optical stores leaves it well positioned to capitalize on opportunities in the nonsports market. The Company believes sunglass retailers represent the largest and fastest growing channel for sales of sunglasses and also expects significant growth in sunglass sales by sports specialty stores.

    In an effort to preserve and enhance the Company's brand image, Oakley stopped soliciting new retail accounts in the United States, with limited exceptions, in November 1989. In 1995, the Company accomplished its goal of slightly reducing its number of domestic retail accounts by eliminating accounts that failed to meet the Company's standards. The Company's current level of distribution, with the addition of key niche retailers, is expected to be capable of accommodating expanding sales, while maintaining the discoverability of Oakley products by consumers. This distribution philosophy provides retailers with a degree of exclusivity for Oakley products which has increased brand loyalty and encouraged retailers to display Oakley products in prominent shelf space and make timely payments. Retailers are also afforded an opportunity to make a favorable profit on Oakley eyewear because there is limited competition from other retailers offering Oakley products. The noticeable absence of the Company's products from department stores, discount stores, drug stores and traditional mail-order catalogs has contributed to the Company's exclusive, high-quality image. The Company generally does not change its domestic wholesale prices during the life of a product, which the Company believes creates a more stable retail environment.

    In early 1994, the Company entered into an exclusive licensing agreement with Sunglass Hut to sell Oakley products through mail order catalogs. Under the agreement, Oakley maintains creative control over marketing, advertising and the copy production for each catalog and receives a royalty on gross sales, provided that certain conditions are met. For 1996, the Company will bear a portion of the cost of such catalog program. The Company does not otherwise allow its products to be sold through mail order because of the general difficulty in assessing performance and in controlling the content and the quality of presentation and service.

    The Company's products are currently sold in over 65 countries outside the United States. Sales in the Company's top five markets outside the United States (Australia, France, Canada, Japan and the United Kingdom) accounted for approximately 50% of international sales during 1995. See Note 8 of Notes to Consolidated Financial Statements.

    In most of Europe, marketing and distribution is handled directly by Oakley Europe, located near Paris, France, which is staffed by approximately 65 employees who perform sports marketing, advertising, telemarketing, shipping and accounting functions. Oakley Europe has an independent sales force in all major European markets except the United Kingdom, Switzerland and Austria. In 1995, the Company established Oakley Mexico, which acquired the Company's exclusive distributor in Mexico and began selling to that market on a direct basis near the end of 1995. In those parts of the world not serviced by Oakley Europe or Oakley Mexico, Oakley's products are sold through distributors with local expertise which sell Oakley products either exclusively or with complementary, noncompeting products. Such distributors agree to respect the marketing philosophy and practices of the Company.

    The Company requires its retailers and distributors to agree not to resell or divert Oakley products through unauthorized channels of distribution. Each product shipped from Oakley's headquarters is marked with a tracking code that allows the Company to determine the source of diverted products sold by unauthorized retailers, so it can better maintain the integrity of its products at desired locations. When Oakley products are found at undesirable locations or unauthorized retailers, the Company purchases samples and, using the tracking device, determines the source of the diversion. The Company then estimates the potential damage to the Company's retail franchise and image and may require that the offending account repurchase the diverted product or post a nonrefundable bond against future diversion. In certain instances the Company may terminate the account. When an existing account has been terminated, the Company may repurchase its own products from the retailer at the undesirable location to protect the Oakley image and the exclusivity enjoyed by the Company's retail account base. The Company employs similar anti-diversion techniques in overseas markets.

SALES AND MARKETING

    The Company maintains a national sales force of approximately 75 independent representatives. The primary functions of Oakley's sales force are to sell to each retailer the appropriate mix and quantity of Oakley products, ensure that products are displayed effectively and educate retailers about the quality and features of Oakley products and Oakley's sales and marketing philosophies. The Company believes that its relationships with its customers, effective marketing and superior customer service are critical elements of the Company's success. Through its sales representatives, the Company tries to satisfy every customer's request for information or product support. Sales representatives regularly visit each customer to educate the customer about recent innovations in product designs, new product applications and merchandising ideas. Each field sales representative reports to, and is supported by, one of the Company's in-house territory managers. Each territory manager works with four to eight field representatives in setting sales goals, providing sales analyses, soliciting sales to complete customers' inventories and taking incoming orders. The territory managers frequently travel to the territory they oversee and to trade shows with the field representatives, which enables the Company to maintain the consistency of customer service and information. The Company's sales force is paid solely by commissions on net sales.

    While Oakley uses traditional marketing methods in some instances, the Company attributes much of its success largely to the use of less conventional methods, including sports marketing, targeted product allocation, advertorials and in-store display aids. The Company has used sports marketing extensively to promote its products and their image, and athletes have always been a key factor in the Company's successful marketing strategy. A substantial amount of the Company's marketing budget is used to attract high profile athletes to wear, evaluate and promote the Company's eyewear. These arrangements tend to be performance contracts with terms of two to four years and small retainers. The Company also furnishes its products at a reduced cost or without charge to selected athletes and public personalities who wear Oakley sunglasses without any formal arrangement. The Company incurred total expenses under its endorsement arrangements of approximately $4.9 million and $1.2 million in 1995 and the three months ended March 31, 1996, respectively. The Company prefers that its association with these public figures be kept confidential. Oakley uses the exposure generated by all of its athletes and public personalities as an "editorial" endorsement of Oakley's eyewear rather than as a commercial endorsement. The Company prefers to use opinion leaders in each sport in order to reinforce a purer editorial endorsement of the brand, instead of being the official sponsor of sports competitions. In 1995, the Company executed agreements with the athletic departments of over 15 leading U.S. universities, selecting Oakley products as the exclusive eye protection for college athletes. Oakley uses an in-house staff of sports marketing experts who specialize in each market segment and niche to negotiate contracts with athletes, identify and develop relationships with undiscovered talent, coordinate exposure with the media, educate and train these Oakley "ambassadors" about Oakley products and support them at events and public forums where they wear Oakley products. In international markets, the Company utilizes the services of its domestic sports marketing staff, together with a sports marketing manager at Oakley Europe, to coordinate its sports marketing. In addition, certain of the international distributors of the Company's products maintain their own sports marketing programs which are coordinated with efforts by the Company.

    Targeted product allocation is also an important part of the Company's strategy. New products are frequently released through smaller specialty sports retailers which in the Company's experience have often tended to be better brand builders. The Company believes that the sports environment and the retailers' greater knowledge about product needs and capabilities can enhance the introduction and positioning Oakley desires for a given product. This approach affords the Company a mechanism to create demand and strengthens its relationship with its specialty account base.

PRODUCT SERVICES

    Oakley strives to support its products with the best customer service in the industry. The Company's approximately 68-person product services group promptly and courteously responds to customer inquiries, concerns and warranty claims. The Company provides a one-year warranty against manufacturer's defects or breakage of its polycarbonate frames.

ADVERTISING AND PROMOTION

    Oakley's primary method of obtaining brand recognition is through the use of sports marketing, which places the Oakley brand before consumers through the editorial endorsements of influential athletes and other personalities, some of whom have formal arrangements with the Company. Oakley supports its sports marketing with print advertising. The Company's print advertisements often serve to educate consumers on the health and performance benefits of Oakley products as well as to impart technical information in layman's terms. The Company advertises and promotes its products nationwide through print media, outdoor media, in-store visual displays and other point-of-sale materials. The Company focuses its print media campaign in sport publications such as BICYCLING, VELO NEWS, TRANSWORLD SNOWBOARDING, SURFING, SURFER, TRIATHLETE, VOLLEYBALL, PERSONAL WATERCRAFT ILLUSTRATED, POWDER, RUNNER'S WORLD, MOUNTAIN BIKE ACTION, MOTOCROSS ACTION, CLIMBING and WATERSKI MAGAZINE. The Company also focuses part of its print media campaign in lifestyle/music publications such as DETAILS and ROLLING STONE MAGAZINE, which target younger consumers.

    The Company also occasionally uses electronic media, primarily television, to promote its image and to introduce its brand name to a larger universe of potential customers. The Company has selected specific sports programming such as the Olympics and the Tour de France and contemporary channels, such as MTV and ESPN, on which to air these spots. In Europe and the United States, movie theaters have been used successfully to showcase the Company's commercials prior to the featured film presentation. Advertising in markets outside the United States is coordinated by both Oakley Europe and independent distributors, primarily utilizing materials developed by the Company. The Company's advertising expenditures were $3.1 million in 1995 and $1.0 million for the three months ended March 31, 1996.

PRINCIPAL CUSTOMERS

    Sales before discounts to the Company's ten largest customers, which included seven international distributors in 1995, accounted for approximately
46.3% of sales before discounts for 1995. Sales before discounts to one customer, Sunglass Hut, the largest sunglass specialty retailer in the world, accounted for approximately 32.1% of the Company's net sales before discounts (including sales to Sunsations, another sunglass retailer which was acquired by Sunglass Hut in July 1995) for 1995. Such sales do not include sales to the Sunglass Hut locations outside the United States that are made by the Company's independent international distributors. At December 31, 1995, approximately 240 of the 1,700 Sunglass Hut locations worldwide were serviced by Oakley's independent distributors. While the Company does not have any minimum purchase agreements with Sunglass Hut, the Company believes that it maintains a good relationship with Sunglass Hut. The Company believes it was one of Sunglass Hut's two largest vendors during 1995 and became its best-selling brand during 1996. See "Risk Factors -- Dependence on Certain Customers."

INTELLECTUAL PROPERTY

    The Company aggressively asserts its rights under patent, trade secret, unfair competition, trademark and copyright laws to protect its intellectual property, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in the Company's opinion, infringing these rights.

    The following table reflects data as of March 31, 1996 concerning the Company's intellectual property:

                                                                     NUMBER OF
                                                               UTILITY/DESIGN PATENTS       NUMBER OF
                                                             --------------------------    REGISTERED
                                                                ISSUED        PENDING      TRADEMARKS
                                                             -------------  -----------  ---------------
United States..............................................           51            19             66
International..............................................          181           139            281

    PATENTS, TRADEMARKS AND LICENSES

    As of March 31, 1996, the Company had been issued 13 United States utility patents and 38 United States design patents relating to eyewear, including patents directed to a cylindrical single lens, a conic single lens, a toroidal single lens, a concavely indented single lens, an eyewear traction device and a detachable lens sunglass. As of such date, the Company had also been issued over 181 patents in 12 foreign countries.

    As of March 31, 1996, the Company had 19 patent applications pending in the United States, including those for a new eyeglass frame, a new eyeglass earstem and a process for modifying the surface of a lens. Oakley has also filed approximately 139 patent applications with foreign patent offices. These applications generally correspond to United States patents and patent applications. The Company intends to file additional patent applications, when appropriate, relating to improvements in its technology and other specific products and processes developed by it, including patents relating to X METAL.

    As of March 31, 1996, the Company had 66 trademark registrations in the United States and 281 trademark registrations in foreign countries, including those for OAKLEY, THERMONUCLEAR PROTECTION, PLUTONITE, SUB ZEROS, BLADES, RAZOR BLADES, EYESHADES, IRIDIUM, UNOBTANIUM, M FRAME, HEATER, + RED, POSITIVE RED, SWEEP, ZEROS, FACTORY PILOT and FROGSKINS. No trademarks are licensed by the Company for use on eyewear products due to the Company's strict quality control standards and the desire to protect its proprietary technology and prevent overexposure of the Company's trademarks.

    The Company has been successful to date in its efforts to protect its patents and trademarks from infringement. The Company has filed suit against a number of its competitors to enforce certain of the Company's patents and trademarks. None of the Company's patents or trademarks has ever been invalidated or limited. While there can be no assurance that the Company's patents or trademarks protect the Company's proprietary information and technologies, the Company intends to continue asserting its intellectual property rights against any infringer. The Company believes that it has developed a reputation in the sunglass industry as a vigorous defender of its intellectual property rights; this reputation acts as a deterrent against the introduction of potentially infringing products by its competitors and others. In addition, although the Company's assertion of its rights can result in a substantial cost to, and diversion of effort by, the Company, management believes that protection of Oakley's intellectual property rights is a key component of the Company's operating strategy. See "-- Operating Strategy" and "Risk Factors -- Protection of Proprietary Rights."

    In mid-1995, the Company received a letter from an individual owner of a United States patent, issued in late 1991, which he claims covers a production process utilized by the Company for a portion of its products. On the basis of the Company's investigation completed to date and discussions with the owner of such patent, the Company believes that it could, if necessary, acquire or license the patent, or take other steps to resolve the matter, without a material adverse effect on the Company. Many of the Company's products on which the claim is based have been discontinued.

    In early 1994, the Company entered into an exclusive licensing agreement with Sunglass Hut to sell Oakley products through mail order catalogues and five Oakley catalogues have been produced under such arrangement. See "-- Distribution." In connection with the settlement of a patent dispute in early 1994, the Company granted to another sunglass manufacturer irrevocable licenses to use certain of its patents.

    TRADE SECRETS

    The Company also relies upon unpatented trade secrets for the protection of certain intellectual property rights. The Company protects its trade secrets by requiring its employees, consultants, and other agents and advisors to execute confidentiality agreements upon the commencement of employment or other relationships with the Company. These agreements provide that all confidential information developed by or made known to the individual or entity during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information or adequate remedies in the event of unauthorized use or disclosure of such information. In addition, no assurance can be given that others will not independently develop substantially equivalent proprietary information and technologies, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to unpatented trade secrets.

    MONITORING

    The Company dissuades counterfeiting through the active monitoring of the marketplace by its anti-counterfeiting personnel and other employees and through the services provided by outside firms that specialize in anti-counterfeiting measures. The Company's sales representatives, distributors and retailers have also proved effective watchdogs against infringing products, frequently notifying the Company of any suspect products, confiscating counterfeit products and assisting law enforcement agencies. The Company's sales representatives are also educated on Oakley's patents and trade dress and assist in preventing infringers from obtaining retail shelf space. In mid-1994, the Company also began to etch its logo onto the lenses of its sunglasses to assist its customers and consumers in detecting counterfeit products. See "-- Distribution."

COMPETITION

    The Company is a leading designer, manufacturer and distributor of eyewear in the sports segment of the nonprescription eyewear market. Within this segment, the Company competes with mostly smaller sunglass and goggle companies in various niches of the sports market and a limited number of larger competitors. Some of these niche markets are susceptible to rapid changes in consumer preferences which could affect acceptance of the Company's products. Oakley believes the vigorous protection of its intellectual property rights has limited the ability of others to compete in this segment. Accordingly, the Company believes that it is the established leader in this segment of the market, although several companies, including Bausch & Lomb (which markets Killer Loop), Bolle and various niche brands, compete for the Company's shelf space. The Company could also face competition from new competitors, including established branded consumer products companies that have greater financial and other resources than the Company. In order to retain its market share, the Company must continue to be competitive in the areas of quality and performance, technology, method of distribution, style, brand image, intellectual property protection and customer service.

    The Company also competes in the broader nonsports, or recreational, segment of the sunglass market, which is fragmented and highly competitive. The major competitive factors include fashion trends, brand recognition, distribution channels and the number and range of products offered. A number of established companies, including Bausch & Lomb (Ray Ban and Revo), Luxottica, Corning (Serengeti) and Bolle, compete in this wider market. Several of such companies have greater financial and other resources than Oakley. The Company differs from many of its competitors in that they generally only import or repackage eyewear products. Few sunglass companies design, manufacture and assemble their own creations. Many companies tend to imitate successful sunglass models (such as the Ray Ban Wayfarer), while the actual manufacturing is performed by foreign contractors.

EMPLOYEES

    The Company believes that its employees are among its most valuable resources and have been a key factor in the marketing and selling of Oakley's products. At March 31, 1996, there were a total of approximately 800 full-time employees. In addition, the Company utilizes as many as 150 occasional personnel, particularly during the summer months.


    The Company is not a party to any labor agreements and none of its employees is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be excellent and has never experienced a work stoppage. The Company has employment agreements with certain key personnel whose talents or technical knowledge are important to the Company. See "Management -- Employment Agreements."

PROPERTIES
    The Company's current corporate headquarters and its production, warehousing and distribution facilities are located in Irvine, California and consist of five leased buildings totaling approximately 170,000 square feet of space. One facility is leased from a partnership in which the sole partners are Mr. Jannard and Mr. Parnell. See "Certain Transactions." In addition, the Company leases office and warehouse space as necessary to support its operations worldwide, including offices in Europe and Mexico.

    The Company believes that its existing facilities are well maintained and in good operating condition. Management believes, however, that additional space is needed in the United States for the Company's expansion plans. To accommodate expansion for the foreseeable future and provide a significant increase in production capacity, the Company purchased land, in April 1995, located in Foothill Ranch, Orange County, California on which the Company is constructing a larger headquarters/manufacturing facility. The new site will initially include a building of 400,000 square feet, with potential to expand on 40 acres of land. The Company expects to relocate to the new facility by the end of 1996 or in early 1997.

ENVIRONMENTAL MATTERS
    The Company is subject to federal, state and local environmental laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects (such as emissions to air, discharges to water, and the generation, handling, storage and disposal of solid and hazardous wastes) or (ii) impose liability for the costs of cleanup or other remediation of contaminated property, including damages from spills, disposals or other releases of hazardous substances or wastes, in certain circumstances without regard to fault. The Company's manufacturing operations routinely involve the handling of chemicals and wastes, some of which are or may become regulated as hazardous substances. The Company has not incurred, and does not expect to incur, any significant expenditures or liabilities for environmental matters. As a result, the Company believes that its environmental obligations will not have a material adverse effect on its operations or financial position.

LITIGATION
    The Company is a party to various claims, complaints and other legal actions that have arisen in the normal course of business from time to time. The Company believes the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the operations or financial position of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information (as of March 31, 1996) concerning the director and executive officers of the Company:

                 NAME                        AGE                               POSITION
- ---------------------------------------      ---      ----------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
    Jim Jannard                                  46   Chairman of the Board, President and Director
    Mike Parnell                                 43   Chief Executive Officer and Director
    Link Newcomb                                 34   Executive Vice President and Chief Financial Officer
    Al Krueger                                   53   Vice President of Operations
    Donna Gordon                                 36   Vice President of Finance and Secretary
    Kent Lane                                    42   Vice President of Manufacturing
    Carlos Reyes                                 29   Vice President of Development
    Irene Miller                                 43   Director
    Orin Smith                                   53   Director
    Michael Jordan                               33   Director

    EXECUTIVE OFFICERS

    Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and President of Oakley since its inception in 1975.

    Mr. Mike Parnell joined Oakley in 1985 and has been Chief Executive Officer and Director since 1986. From 1974 to 1985, Mr. Parnell was employed in various positions with OP Sunwear, including Vice President of Marketing from 1981 to 1985.

    Mr. Link Newcomb joined Oakley in June of 1994 as its Vice President of International Sales. Mr. Newcomb became Executive Vice President in April 1995 and Chief Financial Officer in July 1995. Prior to joining Oakley, Mr. Newcomb was an attorney for five years at Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Mr. Newcomb has also been a certified public accountant since 1984.

    Mr. Al Krueger joined Oakley in September 1991 as its Vice President of Operations. Prior to that, he spent 17 years in the banking and finance field. His last position was as a branch manager for Wells Fargo Bank.

    Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon has also been Corporate Secretary since September 1993 and Controller since 1990.

    Mr. Kent Lane joined Oakley in October 1994 and became Vice President of Manufacturing in October 1995. Mr. Lane served as Director of Manufacturing from January 1995 until October 1995. Mr. Lane has 21 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.

    Mr. Carlos Reyes joined Oakley in July 1989 and became Vice President of Development in December 1995. Mr. Reyes has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley's design department in 1993.

    DIRECTORS

    On September 25, 1995, the then existing Board of Directors appointed three outside directors to the Board of Directors, Irene Miller, Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., Orin Smith, President and Chief Operating Officer of Starbucks Corporation, and sports-figure Michael Jordan. These directors joined Jim Jannard, Chairman of the Board and President, and Mike Parnell, Chief Executive Officer, on the Company's Board of Directors.

    Ms. Irene Miller joined Barnes & Noble in January 1991 as Senior Vice President, Corporate Finance, became Executive Vice President and Chief Financial Officer in September 1993 prior to Barnes & Noble's initial public offering, was appointed to Barnes & Noble's Board of Directors in May 1995 and became Vice Chairman of the Board in September 1995. Prior to joining Barnes & Noble, Ms. Miller worked for a decade in the securities industry at Morgan Stanley & Co. and Rothschild, Inc.

    Mr. Orin Smith joined Starbucks in 1990 as Chief Financial Officer and Vice President, became Executive Vice President and Chief Financial Officer in 1993 and was named President and Chief Operating Officer in 1994. Prior to joining Starbucks, Mr. Smith was Executive Vice President and Chief Financial and Administrative Officer of Danzas Corporation, a subsidiary of Europe's largest transportation company. Mr. Smith is also a director of Starbucks.

    Mr. Michael Jordan has achieved one of the most extraordinary records in professional sports during his career with the Chicago Bulls and is completing his eleventh season with the Bulls this year. Among other achievements, Mr. Jordan was voted Most Valuable Player of the National Basketball Association in 1988, 1991 and 1992. He also captured the NBA's scoring title in seven consecutive seasons, from 1987 through 1993 and again in 1996. Prior to joining the Chicago Bulls, Mr. Jordan was an All-American player at the University of North Carolina, from which he graduated in 1986.

    The Board of Directors has established an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Compensation Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers. The Stock Option Committee reports to the Board of Directors regarding, and administers, the Company's 1995 Stock Incentive Plan. The Nominating Committee is responsible for selecting a slate of potential Directors to be nominated by the Board of Directors at each annual meeting of shareholders.

    The Washington Business Corporation Act (the "Washington Business Act") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Articles of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors and officers liability insurance. The effect of such provisions is to indemnify the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company receive no compensation for serving on the Board. Directors who are not employees of the Company receive a retainer fee of $25,000 per year for their services. All Directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. Under the 1995 Stock Incentive Plan, each non-employee Director may irrevocably elect annually to waive the receipt of all or any part of his or her annual retainer and/or meeting fees (if any) for the year commencing immediately following each annual shareholders meeting and in lieu thereof receive a fixed number of non-qualified stock options for such year. See "-- Incentive and Bonus Plans -- 1995 Stock Incentive Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 1995 (the "Named Executive Officers") for the fiscal years ended December 31, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                             -----------------
                                                                                                  AWARDS
                                                           ANNUAL COMPENSATION               -----------------
                                               --------------------------------------------     SECURITIES
                                                                             OTHER ANNUAL       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)      COMPENSATION($)    OPTIONS/SARS(#)     COMPENSATION($)
- ----------------------------------  ---------  ---------  ---------------  ----------------  -----------------  -------------------
Jim Jannard ......................       1995    380,697     9,312,252(1)         --                --                  --
 Chairman of the Board                   1994    380,670    20,916,223(1)         --                --                  --
 and President
Mike Parnell .....................       1995    132,500     1,567,228(1)         --              43,479                --
 Chief Executive Officer                 1994     65,000     4,708,619(1)         --                --                  --
Link Newcomb .....................       1995     91,346       236,607         201,860(2)         86,957                --
 Executive Vice President                1994     --            25,000         157,762(2)           --                  --
 and Chief Financial
 Officer
Donna Gordon .....................       1995     79,898        67,923            --                13,044                 300(3)
 Vice President of Finance and           1994     69,760        19,357            --                --                  --
 Secretary
Al Krueger .......................       1995    126,560         4,933            --              10,870                --
 Vice President of                       1994    120,071        22,434            --                --                  --
 Operations

- ------------------------
(1) Includes bonus payments for 1995 under the Company's Executive Officer Performance Bonus Plan of $1,096,524 and $657,914, respectively, for Messrs. Jannard and Parnell. Also includes for 1995 and 1994 bonuses paid with respect to periods prior to the Company's initial public offering of Common Stock. Amounts shown are net of approximately $5,979,823 and $3,924,000 for Mr. Jannard, and $664,425 and $436,000 for Mr. Parnell, which represent in each case amounts paid by the Company in respect of Federal and state income taxes on the Company's income during 1995 and 1994, respectively. The Company was an S corporation for Federal and state income tax purposes during 1994 and until August 14, 1995.

(2) Represents commissions on sales and $75,505 and $10,000 as reimbursement for relocation and related expenses in 1995 and 1994, respectively.

(3) Represents the Company's matching 401(k) plan contribution.

    The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------
                                       NUMBER OF                                              POTENTIAL REALIZABLE
                                      SECURITIES                                                VALUE AT ASSUMED
                                      UNDERLYING     % OF TOTAL                              ANNUAL RATES OF STOCK
                                       OPTIONS/     OPTIONS/ SARS                            PRICE APPRECIATION FOR
                                         SARS        GRANTED TO     EXERCISE OR                   OPTION TERM
                                        GRANTED     EMPLOYEES IN    BASE PRICE   EXPIRATION  ----------------------
NAME                                    (#)(1)     FISCAL YEAR(2)     ($/SH)        DATE     5% ($)(3)   10% ($)(3)
- ------------------------------------  -----------  ---------------  -----------  ----------  ----------  ----------
Jim Jannard.........................      --             --             --           --          --          --
Mike Parnell........................      43,479            6.9      $   23.00     8/8/05       628,906   1,593,770
Link Newcomb........................      86,957           13.8      $   23.00     8/8/05     1,257,798   3,187,504
Donna Gordon........................      13,044            2.0      $   23.00     8/8/05       188,676     478,142
Al Krueger..........................      10,870            1.7      $   23.00     8/8/05       157,230     398,451

- ------------------------
(1) The options identified in this table were granted under the Company's 1995 Stock Incentive Plan and are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event of the termination of a Named Executive Officer's employment within 12 months following a change in control (as defined in the stock option agreements evidencing such grants), the options will become immediately vested and exercisable in full upon such termination of employment. To the extent permitted under applicable law, the options granted are "incentive stock options" for purposes of Section 422 of the Internal Revenue Code of 1986, as amended, and otherwise are nonqualified stock options.

(2) The denominator used to calculate the percentages in this column include 262,177 options granted under the 1995 Stock Incentive Plan to non-employee consultants.

(3) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.

    The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of December 31, 1995. No options were exercised by the Named Executive Officers in fiscal 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                                               VALUE OF
                                                                                      NUMBER OF SECURITIES    UNEXERCISED
                                                                                           UNDERLYING        IN-THE-MONEY
                                                                                           UNEXERCISED       OPTIONS/SARS
                                                                                         OPTIONS/SARS AT       AT FY-END
                                                                                           FY-END (#)           ($)(1)
                                                                                      ---------------------  -------------
                                              SHARES ACQUIRED ON         VALUE            EXERCISABLE/       EXERCISABLE/
NAME                                             EXERCISE (#)        REALIZED ($)         UNEXERCISABLE      UNEXERCISABLE
- --------------------------------------------  -------------------  -----------------  ---------------------  -------------
Jim Jannard.................................          --                  --                   --                 --
Mike Parnell................................          --                  --                0/43,479           0/478,269
Link Newcomb................................          --                  --                0/86,957           0/956,527
Donna Gordon................................          --                  --                0/13,044           0/143,484
Al Krueger..................................          --                  --                0/10,870           0/119,570

- ------------------------
(1) Based upon the reported closing price of $34.00 per share of Common Stock on the New York Stock Exchange on December 29, 1995.

EMPLOYMENT AGREEMENTS

    Messrs. Jannard and Parnell entered into employment agreements with the Company in August 1995, prior to the Company's initial public offering of Common Stock. The agreements each have a term of two years and contain a non-competition provision effective through the term of employment and for an additional two years from the end of such term. Pursuant to the agreement with Mr. Jannard, the Company pays to Mr. Jannard a base salary of $400,000 per year and an annual performance bonus, with the amount of the bonus being determined pursuant to the Performance Bonus Plan described below. The minimum target bonus for Mr. Jannard under the Performance Bonus Plan will be an amount not less than $1,000,000 per year. Pursuant to the agreement with Mr. Parnell, the Company pays Mr. Parnell a base salary of $200,000 per year and a performance bonus, with the amount of the bonus being determined pursuant to the Performance Bonus Plan. The minimum target bonus for Mr. Parnell under the Performance Bonus Plan will be an amount not less than $600,000 per year. Commencing on the expiration of the term of the employment agreement, or earlier should the employment agreement be terminated other than for cause (as defined in the agreements), the Company and Mr. Jannard or Mr. Parnell, as the case may be, will enter into a two-year consulting agreement under which such executive will render certain consulting services for which the Company will pay an annual consulting fee the amount of which will be determined at the time the consulting agreements are entered into. In addition, each executive is also entitled to certain fringe benefits, including access to vehicles and aircraft leased or owned by the Company and full Company-paid medical insurance for himself and his immediate family during his lifetime. Pursuant to the employment agreements, Mr. Jannard has agreed to contribute to the Company, in certain circumstances, certain amounts in respect of matters that occurred prior to the consummation of the Company's initial public offering of Common Stock, and the Company has agreed to pay such amounts to Mr. Parnell as compensation. This arrangement has not had a material effect on the Company.

    Mr. Newcomb entered into an employment agreement with the Company, dated April 1, 1995. Mr. Newcomb's agreement has a term of three years and will be automatically extended for successive terms of one year unless either party provides written notice that it does not wish to extend the term of the agreement. The agreement contains a non-competition provision effective through the term of employment and for an additional two years thereafter. The Company will pay Mr. Newcomb a base salary of $125,000 per year and a performance bonus, with the amount of the bonus being determined pursuant to the Performance Bonus Plan. The minimum target bonus for Mr. Newcomb under the Performance Bonus Plan is required to be an amount not less than $275,000 per year; PROVIDED, that for 1995 only, the bonus was payable only for the period from July 1, 1995 through December 31, 1995. Mr. Newcomb is also entitled to certain fringe benefits, including medical, dental and insurance plans adopted by the Company.

INCENTIVE AND BONUS PLANS

    1995 STOCK INCENTIVE PLAN. In August 1995, the Company's Board of Directors adopted, and the shareholders approved, the Oakley, Inc. 1995 Stock Incentive Plan (the "1995 Stock Incentive Plan"). The 1995 Stock Incentive Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"), which is comprised of Mr. Jannard and Ms. Miller. All officers (including officers who are also directors), employees, consultants (including individuals who endorse the Company's products) and advisors of the Company are eligible for discretionary awards under the 1995 Stock Incentive Plan. The 1995 Stock Incentive Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options, restricted stock, performance shares, stock appreciation rights and deferred stock. The 1995 Stock Incentive Plan permits the Committee to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, and whether such award will accelerate upon the occurrence of a change in control of the Company. Under the 1995 Stock Incentive Plan, options to purchase Common Stock may be granted with an option exercise price that is less than the then current market value of such stock. Under the 1995 Stock Incentive Plan, options, restricted stock, performance shares or stock appreciation rights covering no more than 80% of the shares reserved for issuance under the 1995 Stock Incentive Plan may be granted to any participant in any one year. A total of 2,856,000 shares have been reserved for issuance under the 1995 Stock

Incentive Plan. The Company has previously granted to certain officers, employees, advisors and consultants, options to purchase an aggregate of approximately 630,000 shares of Common Stock under the 1995 Stock Incentive Plan, substantially all with an exercise price of $23.00 per share (the price per share in the Company's initial public offering).

    In addition, under the 1995 Stock Incentive Plan, each non-employee director may irrevocably elect annually to waive the receipt of any or all of his or her annual retainer and/or meeting fees (if any) for the year commencing immediately following each annual shareholder meeting and in lieu thereof receive a fixed number of non-qualified stock options for such year, with the number of such options fixed by the Board of Directors, based on the amount of fees so waived and an independent appraisal of the intrinsic value of such options. Such options are exercisable in full on the date of grant. The option price per share of Common Stock purchasable under such options will be 100% of the fair market value of such stock on the date of grant.

    The 1995 Stock Incentive Plan may be amended, suspended or terminated at any time. However, the maximum number of shares that may be sold or issued under the 1995 Stock Incentive Plan may not be increased, nor may the class of persons eligible to participate in the 1995 Stock Incentive Plan be altered, without the approval of the Company's shareholders; PROVIDED, HOWEVER, that adjustments to the number of shares subject to the 1995 Stock Incentive Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without shareholder approval upon the occurrence of certain events affecting the capital structure of the Company. With respect to any other amendments to the 1995 Stock Incentive Plan, the Board of Directors may, in its discretion, determine that such amendment will become effective only upon approval by the shareholders of the Company if the Board of Directors determines that such shareholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax laws or any other laws or for the purpose of satisfying applicable stock exchange listing requirements.

    PERFORMANCE BONUS PLAN. In August 1995, the Board of Directors adopted the Oakley, Inc. Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") covering its executive officers. The Performance Bonus Plan is administered by the Compensation Committee, which is comprised of Ms. Miller and Mr. Smith. The Compensation Committee will select each year the executive officers of the Company who will be eligible to receive awards under the Performance Bonus Plan. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, pre-tax income or net income, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula. The actual amount of such bonuses may be proportionately greater or less than the target bonus established for each participant, to the same extent to which the Company's actual performance exceeds or falls short of the targeted goals.

    The Board of Directors has established target bonuses and performance goals with respect to 1996 for certain of the executive officers eligible to participate in the Performance Bonus Plan, including Messrs. Jannard, Parnell, Newcomb, Lane and Krueger and Ms. Gordon. Such bonus targets aggregate approximately $2.0 million for 1996. The actual amount of bonuses payable will be dependent upon the Company's achievement of specified performance criteria.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Company's initial public offering of Common Stock, the Board of Directors, which was then comprised solely of Messrs. Jannard and Parnell, did not maintain a formal Compensation Committee. During 1995, all material compensation decisions with respect to the Named Executive Officers were made by Messrs. Jannard and Parnell. See "Certain Transactions" immediately below.

    Effective  for  fiscal  1996,  Ms.   Miller  and  Mr.  Smith  comprise   the
Compensation Committee.

                              CERTAIN TRANSACTIONS

    The Company currently leases its headquarters facility from a partnership of which Mr. Jannard and Mr. Parnell are the sole partners. Aggregate lease payments under such lease for 1995 and the three months ended March 31, 1996 were $384,000 and $96,000, respectively. During 1995, the lease was amended to provide for the Company's ability to terminate the lease without any material payment obligation on the part of the Company.

    As a part of the S Corporation Distribution, the Company distributed certain aircraft to the Principal Shareholders in August 1995 and leased back certain of such aircraft from companies controlled by them (each, a "Lessor"). Such leases have terms of five years, with aggregate annual lease payments of $100,000, and are renewable at the option of the Company and the applicable Lessor. The Company bears all costs and expenses of operating and maintaining the aircraft while under lease. During 1995 and the three months ended March 31, 1996, the Company made aggregate payments under such leases of $37,500 and $25,000, respectively.

    Prior to the consummation of its initial public offering, the Company effected the Reorganization pursuant to which (i) the Company terminated its S corporation status for Federal and state income tax purposes, (ii) the Company distributed to the Principal Shareholders all of its and its predecessor's previously earned and undistributed taxable S corporation earnings through the date of the consummation of the Company's initial public offering, (iii) the Company effected the merger of Buffalo (a company that was engaged in purchasing and reselling to Oakley certain materials for use in the manufacture of Oakley products) with and into the Company, (iv) the Principal Shareholders contributed all of the capital stock of Oakley Europe to the Company without any consideration, (v) the Company effected a 3,240 for 1 stock split of the Common Stock (which was effected on August 1, 1995) and (vi) the Company distributed certain aircraft to the Principal Shareholders as part of the S Corporation Distribution. Buffalo and Oakley Europe were each wholly owned by the Principal Shareholders prior to the Reorganization. In addition, concurrently with the consummation of its initial public offering, Mr. Jannard and the Parnell Trust contributed to the Company without any consideration certain additional assets, which were not material to the Company, for use in connection with the Company's non-Oakley brand business. See "Corporate History and Reorganization."

    In July 1995, the Company entered into a ten-year agreement with Michael Jordan for the endorsement of Oakley eyewear. Pursuant to such agreement, Mr. Jordan will be paid an annual retainer of $500,000 and received options to purchase 108,696 shares of Common Stock at an exercise price of $23.00 (the fair market value on the date of grant). The Company paid Mr. Jordan $500,000 during 1995 pursuant to this agreement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table and the notes thereto set forth information, as of the date of this Prospectus, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company's equity securities and each Selling Shareholder:

                                                 BENEFICIAL OWNERSHIP OF   NUMBER OF SHARES    BENEFICIAL OWNERSHIP OF
                                                COMMON STOCK PRIOR TO THE   OF COMMON STOCK    COMMON STOCK AFTER THE
                                                      OFFERINGS (1)           TO BE SOLD            OFFERINGS (1)
                                                -------------------------  -----------------  -------------------------
NAME OF BENEFICIAL OWNERS                          NUMBER       PERCENT         NUMBER           NUMBER       PERCENT
- ----------------------------------------------  ------------  -----------  -----------------  ------------  -----------
Jim Jannard...................................    21,780,000       61.0%        4,500,000       17,280,000       48.4%
Mike Parnell (2)..............................     2,420,000        6.8           500,000        1,920,000        5.4
M. and M. Parnell Revocable Trust.............     2,420,000        6.8           500,000        1,920,000        5.4
All directors and executive officers as a
 group (10 persons)...........................    24,284,641        68.0%        5,000,000      19,284,641        54.0 %

- ------------------------
(1) The mailing address of each of Mr. Jannard, Mr. Parnell and the Parnell Trust, is c/o Oakley, Inc., 10 Holland, Irvine, California 92718. Subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares.

(2) All of the shares beneficially owned by Mr. Parnell are held through the Parnell Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of March 31, 1996, the Company had 35,700,000 shares of Common Stock outstanding (excluding approximately 630,000 shares of Common Stock issuable upon exercise of stock options granted under the 1995 Stock Incentive Plan). Of these shares, the 11,500,000 shares sold by the Company and the Principal Shareholders in the Company's initial public offering and the 5,000,000 shares sold by the Selling Shareholders in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company (as that term is defined below). Any such affiliate will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 19,200,000 shares of Common Stock outstanding are "restricted securities" for purposes of Rule 144 and are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. The Principal Shareholders have contractual rights to demand or participate in future registrations of shares of Common Stock under the Securities Act.

    In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the outstanding shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an "affiliate" of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the volume, manner of sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

    The Selling Shareholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, except the shares sold to the Underwriters pursuant to the Purchase Agreements (as defined herein), for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives.

    On October 27, 1995, the Company filed a Registration Statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance to its employees, officers, directors and consultants under its 1995 Stock Incentive Plan. Shares of Common Stock issued upon exercise of options granted under the 1995 Stock Incentive Plan generally will be available for sale in the open market. As of December 31, 1995, the Company had granted options under the 1995 Stock Incentive Plan to certain employees, officers, directors and consultants to purchase up to 625,211 shares of Common Stock.

    No predictions can be made of the effect, if any, that future sales of shares of Common Stock, and grants of options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors
- -- Future Sales by Principal Shareholders; Shares Eligible for Future Sale."

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

    Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

    A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (iii) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or is likely to become) and the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5 percent of the Common Stock. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

    Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. On April 15, 1996, the Internal Revenue Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The authorized capital stock of the Company includes 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of which 35,700,000 shares were outstanding as of March 31, 1996. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and are entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. The transfer agent with respect to the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

    Pursuant to its Articles of Incorporation, the Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which may be issued from time to time in one or more classes or series or both upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each class or series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

    The Company has no current plans to issue any Preferred Stock. The Company is not aware of any plans by a third party to seek control of the Company.

CERTAIN ARTICLES OF INCORPORATION, BYLAWS AND STATUTORY PROVISIONS AFFECTING SHAREHOLDERS

    SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT. The Company's Articles of Incorporation require that any action required or permitted to be taken by the Company's shareholders may be effected at a duly called annual or special meeting of shareholders or by consent in writing. Additionally, the Articles of Incorporation and Bylaws require that special meetings of the shareholders of the Company may be called only by a majority of the Board of Directors or an authorized committee thereof.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's Bylaws provide that shareholders seeking to bring business before or to nominate directors at any meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than (i) with respect to an annual meeting, 120 calendar days in advance of the date that the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting, except that if no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, such notice must be received by the Company a reasonable time before the Company's proxy statement is to be released and (ii) with respect to a special meeting of shareholders, a reasonable time before the Company's proxy statement is to be released. The Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders or from making nominations for directors.

    DIRECTOR AND OFFICER INDEMNIFICATION. The Washington Business Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct violating
Section 23B.08.310 of the Washington Business Act (which section relates to unlawful distributions) or (iii) any transaction from which a director will personally receive a benefit in money, property or services to which the director was not legally entitled. The Company's Articles of Incorporation include such provisions.

    The Company's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the Washington Business Act, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors and officers, and may so indemnify and advance expenses to each of its current and former employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. Prior to the consummation of the Offerings, the Company intends to enter into separate indemnification agreements with each of its directors and executive officers in order to effectuate such provisions.


    RESTRICTIONS ON CHANGE OF CONTROL. Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. The Washington Business Corporation Act (the "WBCA"), was amended in 1996. Effective June 6, 1996, Section 23B.17.020 of the Revised Code of Washington ("RCW"), which prohibited certain business combinations, was deleted. Chapter 23B.19 of the RCW, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions," with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the transaction or unless the aggregate amount of the cash and market value of non-cash consideration received by the holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. Such transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. Such prohibitions do not apply to any shareholders who beneficially owned ten percent or more of the Company's outstanding voting securities prior to the time the Common Stock was registered with the Commission pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended. For purposes of Chapter 23B.19, the Company is a "target corporation." The Company may not exempt itself from coverage of Chapter 23B.19.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company, each of the Selling Shareholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 1,000,000 shares of Common Stock to the International Managers (as defined below), the Selling Shareholders have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below.

                                                                                               NUMBER
                                     U.S. UNDERWRITER                                        OF SHARES
- -------------------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................................................
Alex. Brown & Sons Incorporated............................................................

                                                                                             ----------
          Total............................................................................   4,000,000
                                                                                             ----------
                                                                                             ----------

    Merrill Lynch, Pierce, Fenner & Smith Incorporated and Alex. Brown & Sons Incorporated are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

    The Company and the Selling Shareholders have also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (collectively, the "International Managers," and together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International and Alex. Brown & Sons Incorporated are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 4,000,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Selling Shareholders have agreed to sell to the International Managers and the International Managers have severally agreed to purchase from the Selling Shareholders, an aggregate of 1,000,000 shares of Common Stock. The public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement. The respective percentages of the Common Stock to be sold by each of the Selling Shareholders will be identical in the U.S. Offering and the International Offering.

    In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement if any of the shares of Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of shares of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers and vice versa.

    The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

    The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common Stock on sales to certain other dealers. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    At the request of the Company, the U.S. Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    The Company and the Selling Shareholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of the Representatives, for a period of 180 days after the date of this Prospectus.

    The Selling Shareholders have granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S.
Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Selling Shareholders also have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. The Company has agreed to indemnify the Selling Shareholders, under certain circumstances, in respect of payments made by them pursuant to these agreements.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California and, with respect to certain matters of Washington law, by Preston Gates & Ellis, Seattle, Washington. The validity of the Common Stock offered hereby will be passed upon for the Underwriters by Shearman & Sterling, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom has from time to time represented certain of the Underwriters in connection with unrelated legal matters.

                                    EXPERTS

    The consolidated financial statements of Oakley, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 which appear in this Prospectus and the related financial statement schedule which appears in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein and in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company or such Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to such Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

    The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................        F-2

Consolidated Balance Sheets, as of December 31, 1994 and 1995 (audited)...............        F-3

Consolidated Statements of Income, for the years ended December 31, 1993,
  1994 and 1995 (audited).............................................................        F-4

Consolidated Statements of Shareholders' Equity, for the years ended December 31,
  1993,
  1994 and 1995 (audited).............................................................        F-5

Consolidated Statements of Cash Flows, for the years ended December 31, 1993, 1994
  and 1995 (audited)..................................................................        F-6

Notes to Consolidated Financial Statements............................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Oakley, Inc.:

    We have audited the accompanying consolidated balance sheets of Oakley, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oakley, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 13, 1996
Costa Mesa, California

                         OAKLEY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                        DECEMBER    DECEMBER    MARCH 31,
                                                        31, 1994    31, 1995      1996
                                                       ----------  ----------  -----------
                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..........................  $1,692,000  $9,760,000  $16,879,000
  Accounts receivable, less allowance for doubtful
   accounts of $271,000 (1994), $591,000 (1995) and
   $618,000 (1996)...................................  14,403,000  19,288,000   24,775,000
  Inventories (Note 2)...............................   8,453,000  20,488,000   22,548,000
  Other receivables..................................     969,000     348,000    1,514,000
  Deferred income taxes (Note 4).....................      --       3,562,000    3,534,000
  Prepaid expenses...................................     976,000   1,731,000    2,019,000
                                                       ----------  ----------  -----------
    Total current assets.............................  26,493,000  55,177,000   71,269,000
PROPERTY AND EQUIPMENT, net (Note 3).................  19,358,000  38,888,000   43,613,000
OTHER ASSETS.........................................      --         316,000      319,000
DEFERRED TAX ASSET (Note 4)..........................      --         190,000      190,000
DEPOSITS.............................................   3,843,000   3,154,000    1,479,000
                                                       ----------  ----------  -----------
TOTAL ASSETS.........................................  $49,694,000 $97,725,000 $116,870,000
                                                       ----------  ----------  -----------
                                                       ----------  ----------  -----------


                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Loan payable -- bank (Note 5)......................  $3,300,000  $   --      $   --
  S Distribution Notes (Note 7)......................      --         263,000      --
  Accounts payable...................................   9,685,000   7,123,000    8,571,000
  Due to shareholders................................      25,000      --          --
  Accrued expenses and other current liabilities.....   3,551,000   6,601,000    6,844,000
  Income taxes payable (Note 4)......................      --       2,029,000    8,713,000
                                                       ----------  ----------  -----------
    Total current liabilities........................  16,561,000  16,016,000   24,128,000

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY (Note 7):
  Preferred stock, par value $.01 per share;
   10,000,000 shares authorized; no shares issued....      --          --          --
  Common stock, par value $.01 per share; 100,000,000
   shares authorized; 32,501,000 (1994) and
   35,700,000 (1995 and 1996) issued and
   outstanding.......................................      18,000     357,000      357,000
  Additional paid-in capital.........................      --      64,427,000   64,429,000
  Retained earnings..................................  33,204,000  16,998,000   27,971,000
  Foreign currency translation adjustment............     (89,000)    (73,000)     (15,000)
                                                       ----------  ----------  -----------
    Total shareholders' equity.......................  33,133,000  81,709,000   92,742,000
                                                       ----------  ----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $49,694,000 $97,725,000 $116,870,000
                                                       ----------  ----------  -----------
                                                       ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                         OAKLEY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                    YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1993          1994           1995
                                           ------------  -------------  -------------   THREE MONTHS ENDED MARCH
                                                                                                  31,
                                                                                       --------------------------
                                                                                           1995          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
NET SALES................................  $ 92,714,000  $ 123,952,000  $ 172,752,000  $ 36,615,000  $ 48,706,000
COST OF GOODS SOLD.......................    27,667,000     35,714,000     50,295,000    11,356,000    14,642,000
                                           ------------  -------------  -------------  ------------  ------------
GROSS PROFIT.............................    65,047,000     88,238,000    122,457,000    25,259,000    34,064,000
OPERATING EXPENSES:
  Research and development...............    15,455,000     25,529,000     16,774,000     6,660,000       949,000
  Selling................................    21,750,000     30,815,000     36,776,000     7,470,000    10,091,000
  Shipping and warehousing...............     2,334,000      3,187,000      4,678,000     1,001,000     1,423,000
  General and administrative (Note 6)....    11,801,000     14,681,000     15,753,000     3,692,000     3,948,000
  Gain on disposition of property and
   equipment.............................       --            --           (4,794,000)      --            --
                                           ------------  -------------  -------------  ------------  ------------
    Total operating expenses.............    51,340,000     74,212,000     69,187,000    18,823,000    16,411,000
                                           ------------  -------------  -------------  ------------  ------------
OPERATING INCOME.........................    13,707,000     14,026,000     53,270,000     6,436,000    17,653,000
INTEREST EXPENSE (INCOME), net...........        69,000        232,000        273,000        30,000      (189,000)
                                           ------------  -------------  -------------  ------------  ------------
INCOME BEFORE PROVISION FOR INCOME
 TAXES...................................    13,638,000     13,794,000     52,997,000     6,406,000    17,842,000
PROVISION FOR INCOME TAXES (Note 4)......       308,000        259,000      7,830,000       270,000     6,869,000
                                           ------------  -------------  -------------  ------------  ------------
NET INCOME...............................  $ 13,330,000  $  13,535,000  $  45,167,000  $  6,136,000  $ 10,973,000
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE........................                                                            $        .31
                                                                                                     ------------
                                                                                                     ------------
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES.......................                                                              35,916,000
                                                                                                     ------------
                                                                                                     ------------

Supplemental data (unaudited)(Note 1):
  Historical income before provision for
   income taxes..........................  $ 13,638,000  $  13,794,000  $  52,997,000  $  6,406,000
  Supplemental provision for income
   taxes.................................     5,476,000      5,539,000     20,854,000     2,575,000
                                           ------------  -------------  -------------  ------------
  Supplemental net income................  $  8,162,000  $   8,255,000  $  32,143,000  $  3,831,000
                                           ------------  -------------  -------------  ------------
                                           ------------  -------------  -------------  ------------
  Supplemental net income per share......                               $         .95
                                                                        -------------
                                                                        -------------
Weighted average common shares used in
 the calculation of supplemental net
 income per share........................                                  33,770,000
                                                                        -------------
                                                                        -------------

          See accompanying notes to consolidated financial statements.

                         OAKLEY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                               CUMULATIVE
                                                                                                 FOREIGN
                                                COMMON STOCK        ADDITIONAL                  CURRENCY
                                            --------------------     PAID-IN       RETAINED    TRANSLATION
                                             SHARES     AMOUNT       CAPITAL       EARNINGS    GAIN (LOSS)     TOTAL
                                            ---------  ---------  --------------  -----------  -----------  -----------
Balance as of January 1, 1993.............  32,501,000 $  18,000   $    --        $28,550,000   $  82,000   $28,650,000
  Net income..............................     --         --            --         13,330,000      --        13,330,000
  Dividends...............................     --         --           --          (9,047,000)     --        (9,047,000)
  Foreign currency translation............     --         --           --             --         (158,000 )    (158,000)
                                            ---------  ---------  --------------  -----------  -----------  -----------
Balance as of December 31, 1993...........  32,501,000    18,000       --          32,833,000     (76,000 )  32,775,000
  Net income..............................     --         --           --          13,535,000      --        13,535,000
  Dividends...............................     --         --           --         (13,164,000)     --       (13,164,000)
  Foreign currency translation............     --         --           --             --          (13,000 )     (13,000)
                                            ---------  ---------  --------------  -----------  -----------  -----------
Balance as of December 31, 1994...........  32,501,000    18,000       --          33,204,000     (89,000 )  33,133,000
  Issuance of common shares...............  3,300,000    347,000     68,713,000       --           --        69,060,000
  Reclassification of undistributed
   taxable S corporation earnings (Note
   7).....................................     --         --         (5,080,000 )   5,080,000      --           --
  Contributed capital.....................   (101,000)    (8,000)       794,000       --           --           786,000
  Net income..............................     --         --           --          45,167,000      --        45,167,000
  Dividends...............................     --         --           --         (66,453,000)     --       (66,453,000)
  Foreign currency translation............     --         --           --             --           16,000        16,000
                                            ---------  ---------  --------------  -----------  -----------  -----------
Balance as of December 31, 1995...........  35,700,000   357,000     64,427,000    16,998,000     (73,000 )  81,709,000
  Deferred compensation...................     --         --              2,000       --           --             2,000
  Net income..............................     --         --           --          10,973,000      --        10,973,000
  Foreign currency translation............     --         --           --             --           58,000        58,000
                                            ---------  ---------  --------------  -----------  -----------  -----------
Balance as of March 31, 1996
 (unaudited)..............................  35,700,000 $ 357,000  $  64,429,000   $27,971,000  $  (15,000 ) $92,742,000
                                            ---------  ---------  --------------  -----------  -----------  -----------
                                            ---------  ---------  --------------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                         OAKLEY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                            1993          1994          1995
                                                        ------------  ------------  ------------  THREE MONTHS ENDED MARCH
                                                                                                             31,
                                                                                                  -------------------------
                                                                                                     1995          1996
                                                                                                  -----------   -----------
                                                                                                  (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 13,330,000  $ 13,535,000  $ 45,167,000  $6,136,000    $10,973,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.....................     6,553,000     7,606,000     7,393,000   1,772,000     1,876,000
    Gain on disposition of equipment..................       (15,000)      (31,000)   (5,286,000)    (12,000 )     (98,000 )
    Deferred Compensation.............................       --            --            --           --             2,000
    Changes in assets and liabilities:
      Accounts receivable.............................    (2,518,000)   (5,772,000)   (4,885,000) (3,124,000 )  (5,487,000 )
      Inventories.....................................       741,000       364,000   (12,035,000) (3,270,000 )  (2,060,000 )
      Deferred income taxes...........................       --            --         (3,752,000)     --            28,000
      Other receivables...............................      (436,000)      239,000       621,000     590,000    (1,166,000 )
      Prepaid expenses................................      (224,000)     (150,000)     (755,000)    242,000      (288,000 )
      Other assets....................................       --            --           (316,000)   (285,000 )      (3,000 )
      Accounts payable................................       681,000     7,008,000    (2,562,000) (1,811,000 )   1,448,000
      Due to shareholders.............................       --            (40,000)      --        6,493,000        --
      Accrued expenses and other current
       liabilities....................................    (2,401,000)    2,052,000     3,025,000     170,000       243,000
      Income taxes payable............................       --            --          2,029,000      --         6,684,000
                                                        ------------  ------------  ------------  -----------   -----------
      Net cash provided by operating activities.......    15,711,000    24,811,000    28,644,000   6,901,000    12,152,000
                                                        ------------  ------------  ------------  -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposits............................................      (172,000)   (3,093,000)      689,000  (1,495,000 )   1,675,000
  Acquisitions of property and equipment..............    (9,084,000)   (6,972,000)  (33,239,000) (3,026,000 )  (6,696,000 )
  Proceeds from sale of equipment.....................        68,000        69,000       412,000      12,000       193,000
                                                        ------------  ------------  ------------  -----------   -----------
    Net cash used in investing activities.............    (9,188,000)   (9,996,000)  (32,138,000) (4,509,000 )  (4,828,000 )
                                                        ------------  ------------  ------------  -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowings.......................       --          3,300,000    57,049,000      --            --
  Repayments of bank borrowings.......................    (1,261,000)   (6,339,000)  (60,349,000) (1,265,000 )      --
  Repayments to shareholders..........................    (6,803,000)      --            --           --            --
  Net proceeds from issuance of common stock..........       --            --         69,060,000      --            --
  Contribution of capital.............................       --            --            786,000      --            --
  Dividends paid......................................    (8,810,000)  (13,401,000)  (55,000,000) (1,000,000 )    (263,000 )
                                                        ------------  ------------  ------------  -----------   -----------
    Net cash (used in) provided by financing
     activities.......................................   (16,874,000)  (16,440,000)   11,546,000  (2,265,000 )    (263,000 )
                                                        ------------  ------------  ------------  -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............      (158,000)      (13,000)       16,000      28,000        58,000
                                                        ------------  ------------  ------------  -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS..........................................   (10,509,000)   (1,638,000)    8,068,000     155,000     7,119,000
CASH AND CASH EQUIVALENTS, beginning of period........    13,839,000     3,330,000     1,692,000   1,692,000     9,760,000
                                                        ------------  ------------  ------------  -----------   -----------
CASH AND CASH EQUIVALENTS, end of period..............  $  3,330,000  $  1,692,000  $  9,760,000  $1,847,000    $16,879,000
                                                        ------------  ------------  ------------  -----------   -----------
                                                        ------------  ------------  ------------  -----------   -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amounts capitalized).............  $    406,000  $    358,000  $    585,000  $   36,000    $    3,000
                                                        ------------  ------------  ------------  -----------   -----------
                                                        ------------  ------------  ------------  -----------   -----------
    Income taxes......................................  $    431,000  $    275,000  $  9,257,000  $   --        $  157,000
                                                        ------------  ------------  ------------  -----------   -----------
                                                        ------------  ------------  ------------  -----------   -----------

    During the year ended December 31, 1995, the Company distributed aircraft to shareholders with a fair value of $11.2 million in the form of a dividend. At December 31, 1995, the Company had unpaid S distribution notes with an estimated balance of $0.3 million. At December 31, 1994, the Company had accrued dividends of $2.0 million.

          See accompanying notes to consolidated financial statements.

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

    DESCRIPTION OF BUSINESS -- The Company is an innovation-driven designer, manufacturer and distributor of high-performance sunglasses and goggles. The Company's principal strength is its ability to develop eyewear which demonstrates superior optical performance and comfort through the combination of patented technology and unique styling. The Company has focused on innovations for sports applications, and its products are worn by a variety of athletes, such as skiers, cyclists, runners, surfers, golfers, tennis and baseball players and motocross riders. In addition, the Company's products, which are currently sold in over 65 countries worldwide, have become increasingly popular in the larger nonsports, or recreational, segment of the sunglass market.

    INTERIM FINANCIAL DATA -- The interim consolidated financial data as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Oakley, Inc. (a Washington corporation, which succeeded to all the assets and liabilities of Oakley, Inc. a California corporation) and its subsidiaries (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS -- For purposes of the consolidated financial statements, investments purchased with original maturities of three months or less are considered cash equivalents.

    INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives (generally 3 to 7 years) of the respective assets or, as to leasehold improvements, the term of the related lease if less than the estimated service life.

    REVENUE RECOGNITION -- Revenue is recognized when merchandise is shipped to a customer. Generally the Company extends credit to its customers and does not require collateral. The Company performs ongoing credit evaluations of its customers and historic credit losses have been within management's expectations.

    INCOME TAXES -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes. Prior to August 14, 1995, Oakley, Inc. elected to be treated as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the provision for income taxes for the periods through August 14, 1995 are computed by applying the California franchise tax rate for S corporations of 1.5% to Oakley, Inc.'s pretax earnings, plus the foreign taxes related to Oakley Europe. Effective August 14, 1995, the Company converted to a C corporation and became subject to regular federal and state income taxes on an ongoing basis. As a result, the Company recorded $1.6 million of deferred income tax assets on August 14, 1995 through a benefit recorded on the statement of income.

    FOREIGN CURRENCY TRANSLATION -- The Company's primary functional currency is the U.S. dollar. Assets and liabilities expressed in foreign currencies are translated at exchange rates in effect at the balance sheet

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED) date. Revenue and expense items are translated using the average exchange rate. Gains and losses resulting from translation of foreign currency financial statements are reported as a separate component of shareholders' equity. Gains and losses from foreign currency exchanges are recognized as incurred.

    NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE -- Net income per common and common equivalent share was computed based on net income divided by the weighted average number of common and common equivalent shares outstanding during the three months ended March 31, 1996.

    SUPPLEMENTAL NET INCOME -- Supplemental net income represents the results of operations adjusted to reflect a provision for income tax on historical income before provision for income taxes which gives effect to the change in Oakley, Inc.'s income tax status to a C corporation subsequent to the public sale of its common stock. The difference between the pro forma income tax rates utilized and the Federal statutory rate of 35% relates primarily to state income taxes (approximately 5%, net of federal tax benefit).

    SUPPLEMENTAL NET INCOME PER SHARE -- Historical net income per common and common equivalent share is not presented for periods prior to the three months ended March 31, 1996 because it is not indicative of the ongoing entity.

    Supplemental net income per share has been computed by dividing supplemental net income by the weighted average number of shares of common stock outstanding during the period.

    In accordance with a regulation of the SEC, supplemental earnings per share data for the period ended December 31, 1995 has been presented to reflect the effect of the assumed issuance of 11,435 shares of common stock that would generate sufficient cash to pay the S corporation notes outstanding at December 31, 1995.

    STOCK-SPLIT -- On August 1, 1995, Oakley effected a 3,240 for one stock split of its common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

    NEW ACCOUNTING PRONOUNCEMENT -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has determined that it will not change to the fair value method and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

    GENERAL BUSINESS -- The Company's historical success is attributable, in part, to its introduction of products which are perceived to represent an improvement in performance over products available in the market. The Company's future success will depend, in part, upon its continued ability to develop and introduce such innovative products, and there can be no assurance of the Company's ability to do so. The sunglass industry is fragmented and highly competitive. In order to retain its market share, the Company must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The eyewear industry is subject to changing consumer preferences; shifts in consumer preferences may adversely affect companies that misjudge such preferences.

    In addition, the Company has experienced significant growth which has placed, and could continue to place, a significant strain on its employees and operations. If management is unable to anticipate or manage growth effectively, the Company's operating results could be materially adversely affected.

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
    USE OF ESTIMATES -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the balance sheet dates and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from such estimates.

    VULNERABILITY DUE TO SUPPLIER CONCENTRATIONS -- The Company relies on a single source for the supply of several components, including the uncoated lens blanks from which substantially all of its sunglass lenses are cut. The effect of the loss of any of these sources or of a disruption in their business will depend primarily upon the length of time necessary to find a suitable alternative source. The loss of the source for lens blanks or a disruption in such source's business or failure by it to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials and could have a material adverse effect on the Company's results of operations.

    VULNERABILITY DUE TO CUSTOMER CONCENTRATIONS -- Sales before discounts to a sunglass specialty retail chain (including sales to another large sunglass retailer which was acquired by such chain in July 1995) accounted for approximately 26.9%, 30.0% and 32.1% of such sales for the years ended December 31, 1993, 1994 and 1995, respectively.

2.  INVENTORIES
    Inventories consist of the following at December 31, 1994 and 1995 and March 31, 1996:

                                                                                            MARCH 31,
                                                                 1994          1995           1996
                                                             ------------  -------------  -------------

Raw materials..............................................  $  6,468,000  $  13,650,000  $  16,179,000
Finished goods.............................................     1,985,000      6,838,000      6,369,000
                                                             ------------  -------------  -------------
                                                             $  8,453,000  $  20,488,000  $  22,548,000
                                                             ------------  -------------  -------------
                                                             ------------  -------------  -------------

3.  PROPERTY AND EQUIPMENT
    Property and equipment consist of the following at December 31, 1994 and 1995 and March 31, 1996:

                                                                                            MARCH 31,
                                                                1994           1995           1996
                                                            -------------  -------------  -------------

Land......................................................  $    --        $   8,245,000  $   8,245,000
Airplanes.................................................     13,765,000       --             --
Automobiles and vans......................................        496,000        573,000        597,000
Furniture and equipment...................................     21,128,000     37,774,000     42,003,000
Tooling...................................................      2,580,000      3,941,000      4,035,000
Leasehold improvements....................................      2,676,000      3,259,000      3,380,000
Construction in progress..................................       --            5,096,000      6,974,000
                                                            -------------  -------------  -------------
                                                               40,645,000     58,888,000     65,234,000
Less accumulated depreciation and amortization............     21,287,000     20,000,000     21,621,000
                                                            -------------  -------------  -------------
                                                            $  19,358,000  $  38,888,000  $  43,613,000
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

    Included in construction in progress is capitalized interest of $234,000.

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

4.  INCOME TAXES
    The provision for income taxes consists of the following for the years ended December 31:

                                                           1993        1994         1995
                                                        ----------  ----------  -------------
Current:
  Federal.............................................  $   --      $   --      $   6,756,000
  State...............................................     349,000     191,000      2,063,000
  Foreign.............................................     (41,000)     68,000      1,443,000
                                                        ----------  ----------  -------------
                                                           308,000     259,000     10,262,000

Deferred:
  Federal.............................................      --          --         (2,081,000)
  State...............................................      --          --           (351,000)
  Foreign.............................................      --          --           --
                                                        ----------  ----------  -------------
                                                            --          --         (2,432,000)
                                                        ----------  ----------  -------------
                                                        $  308,000  $  259,000  $   7,830,000
                                                        ----------  ----------  -------------
                                                        ----------  ----------  -------------

    The reconciliation of income tax expense computed at U.S. Federal statutory rates to income tax expense for the year ended December 31, 1995 is as follows:

Tax at U.S. Federal statutory rates............................  $18,549,000
State income taxes, net........................................    1,316,000
Recording of deferred income tax assets in
 connection with the conversion to C corporation...............   (1,600,000)
S corporation earnings not subject to Federal tax..............  (10,301,000)
Other, net.....................................................     (134,000)
                                                                 -----------
                                                                 $ 7,830,000
                                                                 -----------
                                                                 -----------

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1995 are as follows:

Deferred tax assets:
  Warranty reserve..............................................  $1,303,000
  Uniform capitalization........................................    531,000
  Sales returns reserve.........................................    500,000
  Bonus accrual.................................................    485,000
  Other.........................................................    743,000
                                                                  ---------
  Net current deferred income taxes.............................  3,562,000

  Depreciation..................................................    190,000
                                                                  ---------
  Net noncurrent deferred income taxes..........................    190,000
                                                                  ---------
Total deferred tax assets.......................................  $3,752,000
                                                                  ---------
                                                                  ---------

    Prior to August 14, 1995, Oakley, Inc. elected to be treated as an S corporation under the provisions of the Internal Revenue Code. Accordingly, the provisions for income taxes for the period ended August 13,

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

4.  INCOME TAXES (CONTINUED)
1995 and the years ended December 31, 1994 and 1993 are computed by applying the California franchise tax rate for S corporations of 2.5% in 1993 and 1.5% in 1994, plus the foreign taxes related to Oakley Europe. Effective August 14, 1995, the Company converted to a C corporation and became subject to regular Federal and state income taxes on an ongoing basis. As a result, the Company recorded $1.6 million of deferred income tax assets at August 14, 1995. The Company's provision for income taxes at March 31, 1995 and 1996 is currently payable and was determined using estimated effective tax rates for each respective period.

5.  LINE OF CREDIT
    The Company has an $18.0 million unsecured line of credit with a bank syndicate which bears interest at; (i) the higher of the bank's prime rate or the rate which is 1/2 of 1% in excess of the federal funds effective rate or
(ii) the LIBOR rate, as defined in the credit agreement for such line, plus 1.0% and matures June 1999. At December 31, 1995, there were no borrowings outstanding under the line of credit. The credit agreement has various covenants, including the maintenance of minimum tangible net worth (approximately $51.0 million at December 31, 1995) and certain other financial ratios. At December 31, 1995, Oakley was in compliance with the restrictive covenants.

6.  COMMITMENTS AND CONTINGENCIES
    LEASES -- The Company is committed under noncancelable operating leases expiring at various dates through 2000 for certain offices, warehouse facilities, production facilities and aircraft. The aircraft are leased from entities controlled by officers and shareholders of the Company. Minimum future annual rentals under these leases are as follows:

                                                       RELATED
YEAR ENDING DECEMBER 31,                                PARTY         OTHER         TOTAL
- ---------------------------------------------------  ------------  ------------  ------------
1996...............................................   $  100,000   $    969,000  $  1,069,000
1997...............................................      100,000        282,000       382,000
1998...............................................      100,000        47,0000       147,000
1999...............................................      100,000          4,000       104,000
2000...............................................       67,000        --             67,000
                                                     ------------  ------------  ------------
    Total..........................................   $  467,000   $  1,302,000  $  1,769,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

    Certain offices and warehouse facilities are leased on a month-to-month basis from a partnership whose partners are officers and shareholders of the Company.

    Rent expense is summarized as follows for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996:

                                                                             MARCH 31,
                                                                       ----------------------
                                    1993        1994         1995         1995        1996
                                 ----------  ----------  ------------  ----------  ----------
Related parties................  $  384,000  $  384,000  $    421,500  $   96,000  $  121,000
Other..........................     475,000     525,000       819,500     156,000     273,000
                                 ----------  ----------  ------------  ----------  ----------
  Total........................  $  859,000  $  909,000  $  1,241,000  $  252,000  $  394,000
                                 ----------  ----------  ------------  ----------  ----------
                                 ----------  ----------  ------------  ----------  ----------

    PURCHASE COMMITMENTS -- The Company had purchase commitments of $291,000 to purchase fixed assets at December 31, 1995.

    EMPLOYMENT AGREEMENTS -- During 1995 the Company entered into employment agreements with certain officers of the Company; these agreements have terms of two to three years. The agreements require

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) minimum aggregate compensation to the respective officers. Additionally, the officers participate in a Performance Bonus Plan, and the employment agreements establish minimum bonus targets for such officers.

    ENDORSEMENT CONTRACTS -- The Company enters into endorsement contracts from time to time with certain athletes and others to promote the Company's products. Minimum annual payments under these agreements are as follows:

YEAR ENDING DECEMBER 31,
- --------------------------------------------------------------------------------
1996............................................................................  $  2,245,000
1997............................................................................     1,134,000
1998............................................................................       786,000
1999............................................................................       500,000
2000............................................................................       500,000
Thereafter......................................................................     2,000,000
                                                                                  ------------
    Total.......................................................................  $  7,165,000
                                                                                  ------------
                                                                                  ------------

    Included in such amounts is an annual retainer of $0.5 million through 2005 for a director of the Company.

    LITIGATION -- The Company is currently involved in litigation incidental to the Company's business. In the opinion of management, the ultimate resolution of such litigation, in the aggregate, will not have a significant effect on the accompanying financial statements.

7.  SHAREHOLDERS' EQUITY

    INITIAL PUBLIC OFFERING -- In August 1995, the Company completed an initial public offering of 3,300,000 shares of the Company's common stock for $23.00 per share, netting proceeds to the Company after underwriting discounts and expenses of approximately $69.1 million.

    S CORPORATION DISTRIBUTION -- Prior to the consummation of the public offering, the Company distributed to Oakley's shareholders certain fixed assets and a portion of previously earned undistributed taxable S corporation earnings. In conjunction with the distribution of assets, the Company recorded a gain of $4.9 million for the year ended December 31, 1995, representing the excess of the fair value of the assets distributed over their respective net book values. Additionally, concurrently with the consummation of the initial public offering, Oakley shareholders contributed certain assets totaling $0.8 million to the Company.

    At December 31, 1995, amounts payable to shareholders for previously earned and undistributed taxable S corporation earnings (which represents the balance of S corporation notes) totaled $0.3 million.

    At August 14, 1995, in accordance with a regulation of the Securities and Exchange Commission, the Company reclassified $5.1 million of retained earnings to additional paid-in capital. This amount represents, for financial reporting purposes, previously earned and undistributed taxable S corporation earnings.

    STOCK INCENTIVE PLAN -- In August 1995, the Company adopted the Oakley, Inc. Stock Incentive Plan (the "1995 Stock Incentive Plan"). The 1995 Stock Incentive Plan provides for stock-based incentive awards, including incentive stock options, nonqualified stock options, restricted stock, performance shares, stock appreciation rights and deferred stock to the Company officers, employees, advisors and consultants. A total

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

7.  SHAREHOLDERS' EQUITY (CONTINUED)
of 2,856,000  shares  have been  reserved  for  issuance under  the  1995  Stock
Incentive Plan. At March 31, 1996, stock options for 2,174 shares were exercisable. At March 31, 1996, shares available for issuance pursuant to stock option grants were 2,222,337.

    Information with respect to the above plan follows:

                                                                  OPTION       OPTION PRICE
                                                                  SHARES        PER SHARE
                                                                 ---------  ------------------
Outstanding at December 31, 1994...............................     --              --
Granted during 1995............................................    627,077  $  23.00 to $37.75
Canceled during 1995...........................................     (1,866) $            23.00
Exercised during 1995..........................................     --              --
                                                                 ---------
Outstanding at December 31, 1995...............................    625,211  $  23.00 to $37.75
Granted during 1996............................................      9,023  $           33.375
Canceled during 1996...........................................       (571) $            23.00
Exercised during 1996..........................................     --              --
                                                                 ---------
Outstanding at March 31, 1996..................................    633,663  $  23.00 to $37.75
                                                                 ---------
                                                                 ---------

8.  NET SALES
    Net sales are summarized as follows for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996:

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                         ----------------------------
                              1993            1994            1995           1995           1996
                          -------------  --------------  --------------  -------------  -------------
Domestic................  $  72,783,000  $   90,565,000  $  115,202,000  $  26,044,000  $  30,470,000
International...........     19,931,000      33,387,000      57,550,000     10,571,000  $  18,236,000
                          -------------  --------------  --------------  -------------  -------------
                          $  92,714,000  $  123,952,000  $  172,752,000  $  36,615,000  $  48,706,000
                          -------------  --------------  --------------  -------------  -------------
                          -------------  --------------  --------------  -------------  -------------

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

9.  FOREIGN OPERATIONS
    The Company operated principally in two geographic areas, the United States and Europe, during the years ended December 31, 1993, 1994, and 1995. There were no significant transfers between geographic areas during the period.

                                                                          1993
                                                           -----------------------------------
                                                              U.S.      FOREIGN   CONSOLIDATED
                                                           ----------  ---------  ------------
                                                                     (IN THOUSANDS)
Net sales to unaffiliated customers......................  $   87,212  $   5,502   $   92,714
Operating income.........................................      13,913       (206)      13,707
Net income...............................................      13,481       (151)      13,330
Identifiable assets......................................      41,264      2,328       43,592


                                                                          1994
                                                           -----------------------------------
                                                              U.S.      FOREIGN   CONSOLIDATED
                                                           ----------  ---------  ------------
                                                                     (IN THOUSANDS)
Net sales to unaffiliated customers......................  $  114,873  $   9,079   $  123,952
Operating income.........................................      13,618        408       14,026
Net income...............................................      13,182        353       13,535
Identifiable assets......................................      46,385      3,309       49,694

                                                                          1995
                                                           -----------------------------------
                                                              U.S.      FOREIGN   CONSOLIDATED
                                                           ----------  ---------  ------------
                                                                     (IN THOUSANDS)
Net sales to unaffiliated customers......................  $  152,116  $  20,636   $  172,752
Operating income.........................................      49,534      3,736       53,270
Net income...............................................      42,831      2,336       45,167
Identifiable assets......................................      89,188      8,537       97,725

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
    The Company's balance sheet includes the following financial instruments: cash and cash equivalents, trade accounts receivable and accounts payable. The Company considers the carrying amounts in the financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization.

                                  OAKLEY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
Year ended December 31, 1994:
  Net sales...........................................................  $  26,175  $  33,973  $  32,591  $  31,213
  Gross profit........................................................     19,039     25,429     22,461     21,309
  Income before provision for income taxes............................      3,319      5,544      2,581      2,350
  Net income..........................................................      3,262      5,440      2,531      2,302

  Supplemental income data:
    Income before provision for income taxes..........................  $   3,319  $   5,544  $   2,581  $   2,350
    Supplemental net income...........................................      1,986      3,318      1,545      1,406

Year ended December 31, 1995:
  Net sales...........................................................  $  36,615  $  45,686  $  47,499  $  42,952
  Gross profit........................................................     25,259     34,091     33,359     29,748
  Income before provision for income taxes............................      6,406     10,113     21,537     14,941
  Net income..........................................................      6,136      9,592     20,228      9,211

  Supplemental income data:
    Income before provision for income taxes..........................  $   6,406  $  10,113  $  21,537  $  14,941
    Supplemental net income...........................................      3,831      6,048     13,161      9,103

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Corporate History and Reorganization...........          10
Use of Proceeds................................          11
Price Range of Common Stock and Dividend
 Policy........................................          11
Capitalization.................................          12
Selected Financial Data........................          13
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          16
Business.......................................          25
Management.....................................          39
Certain Transactions...........................          45
Principal and Selling Shareholders.............          45
Shares Eligible for Future Sale................          46
Certain United States Federal Tax Consequences
 to Non-United States Holders..................          47
Description of Capital Stock...................          48
Underwriting...................................          51
Legal Matters..................................          53
Experts........................................          53
Additional Information.........................          53
Index to Consolidated Financial Statements.....         F-1

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                              MERRILL LYNCH & CO.
                               ALEX. BROWN & SONS

                                  INCORPORATED

                                                                      , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 5, 1996


PROSPECTUS
                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------

    Of the 5,000,000 shares of Common Stock of Oakley, Inc., a Washington corporation, (the "Company" or "Oakley"), being offered hereby, 1,000,000 shares are being offered outside the United States and Canada by the International Managers (the "International Offering") and 4,000,000 shares are being offered in a concurrent offering inside the United States and Canada by the U.S. Underwriters (the "U.S. Offering," and together with the International Offering, the "Offerings"). The public offering price, the aggregate underwriting discount per share and the respective percentages of the Common Stock to be sold are identical for each of the Offerings. See "Underwriting."

    All of the shares of Common Stock offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. See "Principal and Selling Shareholders."


    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "OO." On June 4, 1996, the last reported sale price of the Common Stock on the NYSE was $49 1/4 per share.


    SEE "RISK FACTORS" (BEGINNING ON PAGE 6) FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION,  NOR HAS  THE
   SECURITIES    AND   EXCHANGE   COMMISSION    OR   ANY   STATE   SECURITIES
     COMMISSION PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                                     PRICE TO            UNDERWRITING            SELLING
                                      PUBLIC             DISCOUNT(1)         SHAREHOLDERS(2)
Per Share....................           $                     $                     $
Total (3)....................           $                     $                     $

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)  Before  deducting  expenses  of  the  Offerings  payable  by  the   Selling
    Shareholders estimated to be $600,000.


(3) The Selling Shareholders have granted to the International Managers and the U.S. Underwriters options exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 150,000 and 600,000 shares of Common Stock, respectively, on the same terms as set forth above, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Selling
    Shareholders will be $         , $         and $         , respectively. See
    "Underwriting."
                            ------------------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about June   , 1996.


                            ------------------------
MERRILL LYNCH INTERNATIONAL                                 ALEX.  BROWN &  SONS
                                                                INTERNATIONAL
                             ---------------------

                The date of this Prospectus is          , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, each of the Selling Shareholders and each of the underwriters named below (the "International Managers"), and concurrently with the sale of 4,000,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Selling Shareholders have agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below.

                                                                                               NUMBER
             INTERNATIONAL MANAGERS                                                          OF SHARES
- -------------------------------------------------------------------------------------------  ----------
Merrill Lynch International................................................................
Alex. Brown & Sons Incorporated............................................................

                                                                                             ----------
            Total..........................................................................   1,000,000
                                                                                             ----------
                                                                                             ----------

    Merrill Lynch International and Alex. Brown & Sons Incorporated are acting as representatives (the "International Representatives") of the International Managers.

    The Company and the Selling Shareholders have also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (collectively, the "U.S. Underwriters," and together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Alex. Brown & Sons Incorporated are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,000,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Selling Shareholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Selling Shareholders, an aggregate of 4,000,000 shares of Common Stock. The public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement. The respective percentages of the Common Stock to be sold by each of the Selling Shareholders will be identical in the U.S. Offering and the International Offering.

    In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] if any of the shares of Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased. The sale of shares of Common Stock to the International Managers is conditioned upon the sale of shares of Common Stock to the U.S. Underwriters and vice versa.

    The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or non-Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

    The International Representatives have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers at such price less a concession not in excess of $
per share of Common Stock. The International Managers may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


    At the request of the Company, the U.S. Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


    Each International Manager has agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offerings offer or sell, in the United Kingdom by means of any document, any shares of Common Stock offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

    Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereby.

    The Selling Shareholders have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The
Selling    Shareholders   also   have   granted    an   option   to   the   U.S.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 600,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

    The Company and the Selling Shareholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable into or exercisable for Common Stock, without the prior written consent of the Representatives, for a period of 180 days after the date of this Prospectus.

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. The Company has agreed to indemnify the Selling Shareholders, under certain circumstances, in respect of payments made by them pursuant to these agreements.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California and, with respect to certain matters of Washington law, by Preston Gates & Ellis, Seattle, Washington. The validity of the Common Stock offered hereby will be passed upon for the Underwriters by Shearman & Sterling, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom has from time to time represented certain of the Underwriters in connection with unrelated legal matters.



                                    EXPERTS



    The consolidated financial statements of Oakley, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 which appear in this Prospectus and the related financial statement schedule which appears in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein and in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company or such Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to such Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

    The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Corporate History and Reorganization...........          10
Use of Proceeds................................          11
Price Range of Common Stock and Dividend
 Policy........................................          11
Capitalization.................................          12
Selected Financial Data........................          13
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          16
Business.......................................          25
Management.....................................          39
Certain Transactions...........................          45
Principal and Selling Shareholders.............          45
Shares Eligible for Future Sale................          46
Certain United States Federal Tax Consequences
 to Non-United States Holders..................          47
Description of Capital Stock...................          48
Underwriting...................................          51
Legal Matters..................................          53
Additional Information.........................          53
Experts........................................          53
Index to Consolidated Financial Statements.....         F-1


                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                          MERRILL LYNCH INTERNATIONAL
                               ALEX. BROWN & SONS
                                 INTERNATIONAL


                                                                      , 1996


- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee......................................................  $  86,127
NASD fee..................................................................     25,477
Blue sky fees.............................................................     20,000
Printing and engraving expenses...........................................    150,000
Accountants' fees and expenses............................................     50,000
Attorneys' fees and expenses..............................................    120,000
Miscellaneous.............................................................    148,396
                                                                            ---------
    Total.................................................................  $ 600,000
                                                                            ---------
                                                                            ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the Washington Business Corporation Act (the "Washington Business Act"), as amended from time to time, indemnify all directors and officers of the Company, and may so indemnify employees or agents of the Company. Section 23B.08.560 of the Washington Business Act provides in part that if authorized by the corporation's articles of incorporation or a shareholder approved or ratified bylaw or board resolution, a corporation shall have the power to indemnify, or agree to indemnify, any individual who was or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), by reason of the fact that the individual is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the payment of reasonable expenses (including attorneys' fees), judgments, settlements, penalties, fines (including excise taxes assessed with respect to an employee benefit plan) incurred with respect to such proceeding without regard to the restrictions imposed on indemnification under the Washington Business Act; provided that no indemnification can be provided for liability for (i) acts or omissions of such individuals finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct of such individuals finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Act (which section relates to unlawful distributions), or (iii) any transaction with respect to which it was finally adjudged that such individuals personally received a benefit in money, property or services to which such individuals were not legally entitled. The Company's Articles of Incorporation and Bylaws also require advances for reasonable expenses for such individuals who are parties to such a proceeding as provided by applicable law or by written agreement, which written agreement may allow any required determination as to the availability of indemnification to be made by any appropriate person or body consisting of a member or members of the Board of Directors, any other person or body appointed by the Board of Directors who is not a party to the particular claim, or independent legal counsel.

    The Company has entered into separate indemnification agreements (the "Indemnification Agreements") with each of its directors and executive officers (the "Indemnified Parties"), pursuant to which the Company has agreed to defend and indemnify each such Indemnified Party for claims arising from any actions or omissions of such Indemnified Party in his or her capacity as a director, officer, employee, agent, fiduciary, or consultant of the Company or any claim brought against such Indemnified Party by reason of such Indemnified Party serving in such capacity, or by any reason of such Indemnified Party serving at the request of the Company in such capacity with another entity. The
Indemnification Agreements do not permit the Company to indemnify the Indemnified Parties for acts and omissions as to which indemnification is not permitted under the Washington Business Act. In addition, the Indemnity Agreements provide that, subject to certain limitations, the Company must maintain directors and officers insurance covering the

Indemnified Parties and must advance expenses incurred by the Indemnified Parties in defense of claims for which indemnification is available under the Indemnification Agreements. Each Indemnified Party is obligated to reimburse the Company for all losses and expenses paid by the Company under the relevant Indemnity Agreement in the event and only to the extent that a final determination is made that the Indemnified Party is not entitled to indemnification under such Indemnity Agreement, the Company's Articles of Incorporation or Bylaws, the Washington Business Act or other applicable law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  -------------------------------------------------------------------------------------------
       *1.1      Form of U.S. Purchase Agreement
       *1.2      Form of International Purchase Agreement
      **3.1      Articles of Incorporation of the Company
      **3.2      Bylaws of the Company
       *5.1      Opinion and Consent of Preston Gates & Ellis
     **10.1.1    Credit Agreement (the "Credit Agreement"), dated June 20, 1995, between Oakley, Inc., Wells
                 Fargo Bank, National Association, and the Lenders named therein
     **10.1.2    Collateral Account Agreement, dated June 20, 1995, between Oakley, Inc. and Wells Fargo
                 Bank, National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.3    Security Agreement, dated June 20, 1995, between Oakley, Inc. and Wells Fargo Bank,
                 National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.4    Security Agreement and Chattel Mortgage, dated June 20, 1995, between Oakley, Inc. and
                 Wells Fargo Bank, National Association, as agent for the Lenders party to the Credit
                 Agreement
     **10.1.5    Trademark Collateral Security Agreement, dated June 20, 1995, between Oakley, Inc. and
                 Wells Fargo Bank, National Association, as agent for the Lenders party to the Credit
                 Agreement
     **10.1.6    Patent Collateral Security Agreement, dated June 20, 1995, between Oakley, Inc. and Wells
                 Fargo Bank, National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.7    Subordination Agreement, dated June 20, 1995, between Oakley, Inc., Buffalo Works, Inc.,
                 James H. Jannard and Mike D. Parnell

- ------------------------

   * Filed herewith.


  **Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

 *** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  -------------------------------------------------------------------------------------------
    ***10.1.8    Credit Agreement (the "Amended and Restated Credit Agreement"), dated August 15, 1995, between Oakley, Inc., Wells Fargo Bank, National Association, as agent and the Lenders named therein
    ***10.1.9    Collateral Account Agreement, dated August 15, 1995, between Oakley, Inc. and Wells Fargo
                 Bank, National Association, as agent for the Lenders party to the Amended and Restated
                 Credit Agreement
    ***10.1.10   Guaranty, dated August 15, 1995, by the Guarantors named therein and Wells Fargo Bank,
                 National Association, as agent for the Lenders party to the Amended and Restated Credit
                 Agreement
    ***10.1.11   Shareholder Pledge Agreement (original and English translation), dated August 15, 1995 between Oakley, Inc. and Wells Fargo Bank, National Association, as agent for the Lenders party to the Amended and Restated Credit Agreement
    ***10.1.12   Subordination Agreement, dated August 15, 1995 between the Initial Subordinated Creditors named therein and Wells Fargo Bank, National Association, as agent for the Lenders party to the Amended and Restated Credit Agreement
    ***10.1.13   Promissory Note, dated August 8, 1995 between Oakley, Inc. and James H. Jannard
    ***10.1.14   Promissory Note, dated August 8, 1995 between Oakley, Inc. and M. and M. Parnell Revocable
                 Trust
    ***10.1.15   Termination and Release Agreement, dated as of August 15, 1995 between Oakley, Inc. and
                 Wells Fargo Bank, National Association, as agents for the Lenders party to the Credit
                 Agreement
   ****10.1.16   First Amendment to Amended and Restated Credit Agreement dated November 22, 1995 by and among Oakley, Inc., Wells Fargo Bank, National Association, as agent and the Lenders named therein
     **10.2      Loan Agreement, dated June 14, 1993, between Oakley, Inc. and Union Bank, as amended
     **10.3.1    Lease, dated September 15, 1988, between OO Partnership and Oakley, Inc.
     **10.3.2    Agreement, dated July 31, 1995, between OO Partnership and Oakley, Inc.
   ****10.3.3    First Amendment to Lease dated December 31, 1995, by and between Oakley, Inc., and OO
                 Partnership
     **10.4      Lease, dated March 5, 1990, between Weyerhauser Mortgage Company and Oakley, Inc., as amended
     **10.5      Sublease, dated August 17, 1992, between Western Digital Corporation and Oakley, Inc., as amended
     **10.6      Purchase Agreement and Escrow Instructions, dated December 9, 1994, between Oakley, Inc.
                 and Foothill Ranch Development Corporation
   ****10.7      Oakley, Inc. Executive Officer Performance Bonus Plan
   ****10.8      Oakley, Inc. Amended and Restated 1995 Stock Incentive Plan

- ------------------------

   * Filed herewith.


  ** Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

 *** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995

     EXHIBIT
     NUMBER                                               DESCRIPTION
- -----------------  ------------------------------------------------------------------------------------------
       **10.9      Employment Agreement, dated as of August 1, 1995, between Oakley, Inc. and Jim Jannard
       **10.10     Employment Agreement, dated as of August 1, 1995, between Oakley, Inc. and Mike Parnell
       **10.11     Employment Agreement, dated April 1, 1995, between Oakley, Inc. and Link Newcomb
     ****10.12.1   Indemnification Agreement, dated August 1, 1995, between Oakley, Inc. and Jim Jannard
       **10.12.2   Schedule of indemnification agreements between Oakley, Inc. and each of its other directors and executive officers
       **10.13     Standard Form of Agreement between Owner and Project Manager, dated December 30, 1994, between Oakley, Inc. and Snyder Langston
       **10.14     Lease Agreement, dated January 26, 1995, between Oakley Europe, Sarl and Investipierre 7
                   (In French with English translation)
     ****10.15     Aircraft Lease Agreement, dated August 10, 1995, between Oakley, Inc. and X, Inc.
     ****10.16     Aircraft Lease Agreement, dated August 10, 1995, between Oakley, Inc. and Time Tool
                   Incorporated
       **10.17     Registration Rights Agreement, dated August 1, 1995, between Oakley, Inc., Jim Jannard and the M. and M. Parnell Revocable Trust
     ****10.18     Indemnification Agreement, dated August 9, 1995, between Oakley, Inc., Jim Jannard and the
                   M. and M. Parnell Revocable Trust
      ***10.19     Agreement, dated July 17, 1995, between Oakley, Inc. and Michael Jordan
        *10.20     Form of Indemnification Agreement between Oakley, Inc., Jim Jannard and the M. and M. Parnell Revocable Trust
     ****11.1      Computation of Net Income Per Share
     ****21.1      List of material subsidiaries
    *****23.1      Consent of Deloitte & Touche LLP, independent auditors
        *23.2      Consent of Preston Gates & Ellis (contained in Exhibit 5.1)
    *****24.1      Power of Attorney


    (b)  Financial Statement Schedules


                                                                 DESCRIPTION
                               -------------------------------------------------------------------------------
           * Schedule II                              Valuation and Qualifying Accounts


- ------------------------

    * Filed herewith.


   ** Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

  *** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

 **** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995


***** Previously filed.


ITEM 7.  UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orange County, California on June 4, 1996.


                                          OAKLEY, INC.

                                          By:                  *

                                             -----------------------------------
                                              Name: Jim Jannard
                                             Title: President

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               NAME                            TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     Chairman of the Board,
                         *           President and Director
- -----------------------------------  (Principal Executive         June 4, 1996
            Jim Jannard              Officer)

                         *
- -----------------------------------  Chief Executive Officer      June 4, 1996
           Mike Parnell              and Director

                                     Executive Vice President
                         *           and Chief Financial
- -----------------------------------  Officer (Principal           June 4, 1996
           Link Newcomb              Financial Officer)

                                     Vice President of Finance
             /s/ DONNA GORDON        (Principal Accounting
- -----------------------------------  Officer) Controller and      June 4, 1996
           Donna Gordon              Secretary

                         *
- -----------------------------------          Director             June 4, 1996
           Irene Miller

                         *
- -----------------------------------          Director             June 4, 1996
            Orin Smith

- -----------------------------------          Director
          Michael Jordan

    * By:      /s/ DONNA GORDON
     ------------------------------
    Donna Gordon, attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

We have audited the financial statements of Oakley, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated February 13, 1996 included elsewhere in this Registration Statement. Our audits included the financial statement schedule listed in Item 14 (a)(2) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion of this financial statement schedule based on our audits. In our opinion, such financial statements schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Costa Mesa, California
February 13, 1996

                                  OAKLEY, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995 AND
                     THE THREE MONTHS ENDED MARCH 31, 1996

                                                                ADDITIONS
                                                    BALANCE AT  CHARGED TO                             BALANCE
                                                    BEGINNING   COSTS AND                             AT END OF
                                                    OF PERIOD    EXPENSE    DEDUCTIONS   ADJUSTMENTS    PERIOD
                                                    ----------  ----------  -----------  -----------  ----------
For the year ended December 31, 1993
 Allowance for doubtful accounts                    $  262,000  $  104,000  $  (104,000)  $  --       $  262,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------

For the year ended December 31, 1994
 Allowance for doubtful accounts                    $  262,000  $    9,000  $   --        $  --       $  271,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------
For the year ended December 31, 1995
 Allowance for doubtful accounts                    $  271,000  $  406,000  $   (86,000)  $  --       $  591,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------
  Inventory reserve                                 $   --      $  400,000  $   --        $  --       $  400,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------

For the three months ended March 31, 1996
 Allowance for doubtful accounts                    $  591,000  $   27,000  $   --        $  --       $  618,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------
  Inventory reserve                                 $  400,000  $  250,000  $   --        $  --       $  650,000
                                                    ----------  ----------  -----------  -----------  ----------
                                                    ----------  ----------  -----------  -----------  ----------

                               INDEX TO EXHIBITS

    EXHIBIT                                                                                        SEQUENTIAL
    NUMBER                                                                                         PAGE NUMBER
- ---------------                                                                                 -----------------
       *1.1      Form of U.S. Purchase Agreement
       *1.2      Form of International Purchase Agreement
      **3.1      Articles of Incorporation of the Company
      **3.2      Bylaws of the Company
       *5.1      Opinion and Consent of Preston Gates & Ellis
     **10.1.1    Credit Agreement (the "Credit Agreement"), dated June 20, 1995, between
                 Oakley, Inc., Wells Fargo Bank, National Association, and the Lenders named therein
     **10.1.2    Collateral Account Agreement, dated June 20, 1995, between Oakley, Inc. and
                 Wells Fargo Bank, National Association, as agent for the Lenders party to the
                 Credit Agreement
     **10.1.3    Security Agreement, dated June 20, 1995, between Oakley, Inc. and Wells Fargo
                 Bank, National Association, as agent for the Lenders party to the Credit
                 Agreement
     **10.1.4    Security Agreement and Chattel Mortgage, dated June 20, 1995, between Oakley,
                 Inc. and Wells Fargo Bank, National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.5    Trademark Collateral Security Agreement, dated June 20, 1995, between Oakley,
                 Inc. and Wells Fargo Bank, National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.6    Patent Collateral Security Agreement, dated June 20, 1995, between Oakley,
                 Inc. and Wells Fargo Bank, National Association, as agent for the Lenders party to the Credit Agreement
     **10.1.7    Subordination Agreement, dated June 20, 1995, between Oakley, Inc., Buffalo
                 Works, Inc., James H. Jannard and Mike D. Parnell
    ***10.1.8    Credit Agreement (the "Amended and Restated Credit Agreement"), dated August
                 15, 1995, between Oakley, Inc., Wells Fargo Bank, National Association, as
                 agent and the Lenders named therein
    ***10.1.9    Collateral Account Agreement, dated August 15, 1995, between Oakley, Inc. and
                 Wells Fargo Bank, National Association, as agent for the Lenders party to the
                 Amended and Restated Credit Agreement
    ***10.1.10   Guaranty, dated August 15, 1995, by the Guarantors named therein and Wells
                 Fargo Bank, National Association, as agent for the Lenders party to the
                 Amended and Restated Credit Agreement
    ***10.1.11   Shareholder Pledge Agreement (original and English translation), dated August
                 15, 1995 between Oakley, Inc. and Wells Fargo Bank, National Association, as
                 agent for the Lenders party to the Amended and Restated Credit Agreement

- ------------------------

   * Filed herewith.


  **Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

 *** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995

    EXHIBIT                                                                                        SEQUENTIAL
    NUMBER                                                                                         PAGE NUMBER
- ---------------                                                                                 -----------------
    ***10.1.12   Subordination Agreement, dated August 15, 1995 between the Initial
                 Subordinated Creditors named therein and Wells Fargo Bank, National
                 Association, as agent for the Lenders party to the Amended and Restated
                 Credit Agreement
    ***10.1.13   Promissory Note, dated August 8, 1995 between Oakley, Inc. and James H.
                 Jannard
    ***10.1.14   Promissory Note, dated August 8, 1995 between Oakley, Inc. and M. and M.
                 Parnell Revocable Trust
    ***10.1.15   Termination and Release Agreement, dated as of August 15, 1995 between
                 Oakley, Inc. and Wells Fargo Bank, National Association, as agents for the
                 Lenders party to the Credit Agreement
   ****10.1.16   First Amendment to Amended and Restated Credit Agreement dated November 22,
                 1995 by and among Oakley, Inc., Wells Fargo Bank, National Association, as
                 agent and the Lenders named therein
     **10.2      Loan Agreement, dated June 14, 1993, between Oakley, Inc. and Union Bank, as amended
     **10.3.1    Lease, dated September 15, 1988, between OO Partnership and Oakley, Inc.
     **10.3.2    Agreement, dated July 31, 1995, between OO Partnership and Oakley, Inc.
   ****10.3.3    First Amendment to Lease dated December 31, 1995, by and between Oakley,
                 Inc., and OO Partnership
     **10.4      Lease, dated March 5, 1990, between Weyerhauser Mortgage Company and Oakley,
                 Inc., as amended
     **10.5      Sublease, dated August 17, 1992, between Western Digital Corporation and
                 Oakley, Inc., as amended
     **10.6      Purchase Agreement and Escrow Instructions, dated December 9, 1994, between
                 Oakley, Inc. and Foothill Ranch Development Corporation
   ****10.7      Oakley, Inc. Executive Officer Performance Bonus Plan
   ****10.8      Oakley, Inc. Amended and Restated 1995 Stock Incentive Plan
     **10.9      Employment Agreement, dated as of August 1, 1995, between Oakley, Inc. and
                 Jim Jannard
     **10.10     Employment Agreement, dated as of August 1, 1995, between Oakley, Inc. and
                 Mike Parnell
     **10.11     Employment Agreement, dated April 1, 1995, between Oakley, Inc. and Link
                 Newcomb
   ****10.12.1   Indemnification Agreement, dated August 1, 1995, between Oakley, Inc. and Jim
                 Jannard
     **10.12.2   Schedule of indemnification agreements between Oakley, Inc. and each of its other directors and executive officers

- ------------------------

   * Filed herewith.


  ** Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

 *** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

**** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995

     EXHIBIT                                                                                       SEQUENTIAL
     NUMBER                                                                                        PAGE NUMBER
- -----------------                                                                               -----------------
       **10.13     Standard Form of Agreement between Owner and Project Manager, dated
                   December 30, 1994, between Oakley, Inc. and Snyder Langston
       **10.14     Lease Agreement, dated January 26, 1995, between Oakley Europe, Sarl and
                   Investipierre 7 (In French with English translation)
     ****10.15     Aircraft Lease Agreement, dated August 10, 1995, between Oakley, Inc. and
                   X, Inc.
     ****10.16     Aircraft Lease Agreement, dated August 10, 1995, between Oakley, Inc. and
                   Time Tool Incorporated
       **10.17     Registration Rights Agreement, dated August 1, 1995, between Oakley, Inc.,
                   Jim Jannard and the M. and M. Parnell Revocable Trust
     ****10.18     Indemnification Agreement, dated August 9, 1995, between Oakley, Inc., Jim
                   Jannard and the M. and M. Parnell Revocable Trust
      ***10.19     Agreement, dated July 17, 1995, between Oakley, Inc. and Michael Jordan
        *10.20     Form of Indemnification Agreement between Oakley, Inc., Jim Jannard and the
                   M. and M. Parnell Revocable Trust
     ****11.1      Computation of Net Income Per Share
     ****21.1      List of material subsidiaries
    *****23.1      Consent of Deloitte & Touche LLP, independent auditors
        *23.2      Consent of Preston Gates & Ellis (contained in Exhibit 5.1)
    *****24.1      Power of Attorney


- ------------------------

     * Filed herewith.


    ** Incorporated by reference from the Registration Statement on Form S-1 of Oakley, Inc. (Registration No. 33-93080)

   *** Incorporated by reference  from the  Company's Quarterly  Report on  Form
       10-Q for the quarter ended September 30, 1995.

  **** Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995


 ***** Previously filed.